Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

DJ RESOURCES, LLC

as Seller,

BONANZA CREEK ENERGY OPERATING COMPANY, LLC

as Buyer

and

BONANZA CREEK ENERGY, INC.

as Parent

Dated May 21, 2014

TABLE OF CONTENTS

ARTICLE 1
PURCHASE AND SALE		1

1.1	Purchase and Sale	1
1.2	Effective Time	1
1.3	Assets	1
1.4	Excluded Assets	3

ARTICLE 2
PURCHASE PRICE		4

2.1	Purchase Price	4
2.2	Allocation of the Purchase Price	5
2.3	Adjustments to Purchase Price and Preliminary Settlement	5

ARTICLE 3
BUYER’S INSPECTION		10

3.1	Due Diligence	10
3.2	Access to Records	10
3.3	On-Site Inspection	10
3.4	Repair	11
3.5	Indemnification	11
3.6	Release	12
3.7	Confidentiality	12
3.8	Disclaimer	12

ARTICLE 4
TITLE MATTERS		12

4.1	Seller’s Title	12
4.2	Definitions of Defensible Title and Permitted Encumbrances	13
4.3	Title Defects, Aggregate Defect Deductible, Title Benefits and Notices	16
4.4	Remedies for Title Defects; Title Defect Amounts; and Title Benefit Amounts	19
4.5	Title Dispute Resolution	21
4.6	Consents and Preferential Rights	22

ARTICLE 5
ENVIRONMENTAL MATTERS		24

5.1	Definitions	24
5.2	Environmental Representation and Warranty	25
5.3	Environmental Defect Notice	25
5.4	Seller’s Right to Remediate	26
5.5	Environmental Defect Determination and Adjustments	26
5.6	Environmental Dispute Resolution	27
5.7	Survival of Environmental Representation and Warranty	28
5.8	Environmental Liabilities and Obligations	29
5.9	NORM	29

i

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES		29

6.1	Status of Seller	29
6.2	Power	30
6.3	Authorization and Enforceability	30
6.4	Liability for Brokers’ Fees	30
6.5	No Bankruptcy	30
6.6	Litigation	30
6.7	Compliance with Law	31
6.8	Capital Expenditures	31
6.9	Taxes	31
6.10	Imbalance Volumes	31
6.11	Leases	32
6.12	Material Agreements	32
6.13	Hydrocarbon Sales Contracts	32
6.14	Royalties, Etc.	33
6.15	Areas of Mutual Interest	33
6.16	Required Consents	33
6.17	Insurance	33
6.18	Governmental Authorizations	33
6.19	Plugging and Abandonment	33
6.20	Payout Balances	33
6.21	Expenses	34
6.22	Investment Representations	34
6.23	Certain Disclaimers	35

ARTICLE 7
BUYER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES		37

7.1	Organization and Standing	37
7.2	Power	37
7.3	Authorization and Enforceability	37
7.4	Liability for Brokers’ Fees	37
7.5	Litigation	37
7.6	NYSE Listing	38
7.7	Issuance of Stock Consideration	38
7.8	Buyer’s Stock	38
7.9	Consents	38
7.10	Capitalization	38
7.11	Regulatory Matters; Reports	38
7.12	Financial Statements	39
7.13	Undisclosed Liabilities	39
7.14	No Parent Material Adverse Condition	39
7.15	Absence of Registration Rights	40
7.16	Buyer’s Evaluation	40
7.17	Reserve Report	40

ARTICLE 8
COVENANTS AND AGREEMENTS		40

8.1	Covenants and Agreements of Seller	40
8.2	Covenants and Agreements of Buyer and Parent	43
8.3	Covenants and Agreements of the Parties	43

ARTICLE 9
TAX MATTERS		45

9.1	Definitions	45
9.2	Apportionment of Property Taxes	47
9.3	Apportionment of Severance Taxes	48
9.4	Transfer Taxes	49
9.5	Income Taxes	49
9.6	Allocations for Federal Income Tax Purposes	49
9.7	Post-Closing Tax Matters	49
9.8	Withholding Taxes	50
9.9	Section 1031 Exchange	50

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING		51

10.1	Seller’s Conditions	51
10.2	Buyer’s Conditions	51

ARTICLE 11
RIGHT OF TERMINATION		52

11.1	Termination	52
11.2	Liabilities Upon Termination	53

ARTICLE 12
CLOSING		53

12.1	Date of Closing	53
12.2	Place of Closing	54
12.3	Closing Obligations	54

ARTICLE 13
POST-CLOSING OBLIGATIONS		55

13.1	Post-Closing Adjustments	55
13.2	Records	56
13.3	Further Assurances	56
13.4	Suspense Accounts and Division of Interest	57

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS		57

14.1	Buyer’s Assumption of Liabilities and Obligations	57
14.2	Seller’s Retention of Liabilities and Obligations	57
14.3	Indemnification	58

14.4	Limitations on Indemnities	59
14.5	Procedure	59
14.6	No Insurance; Subrogation	61
14.7	Reservation as to Non-Parties	61
14.8	Exclusive Remedy	61
14.9	Tax Treatment of Indemnification Payments	61

ARTICLE 15
MISCELLANEOUS		61

15.1	Schedules	61
15.2	Expenses	61
15.3	Notices	61
15.4	Amendments	62
15.5	Assignment	62
15.6	Headings	62
15.7	Counterparts; Electronic and Fax Signatures	62
15.8	References and Interpretation	62
15.9	Governing Law	63
15.10	Entire Agreement	63
15.11	Severability	63
15.12	Binding Effect	63
15.13	Survival of Warranties, Representations and Covenants	63
15.14	No Third-Party Beneficiaries	64
15.15	Binding Arbitration	64
15.16	Change of Name	65
15.17	Recording	65

Defined Term	Section

Additional Stock Consideration	2.1
Additional Stock Covenant	2.1
Affected Asset	4.6(a)(i)
Affiliate	15.8
Agreed Accounting Firm	13.1(b)
Aggregate Defect Deductible	4.3(b)
Aggregate Claim Deductible	14.4(b)
Agreement	Opening paragraph
Allocated Values	2.2
Allocation Amount	9.6
Allocation Schedule	9.6
Assets	1.3
Assumed Liabilities	14.1
Burdens	2.3(c)(i)
business day	15.8
Buyer	Opening paragraph
Buyer Indemnified Parties	14.3(a)
Buyer’s Auditor	8.1(g)
Buyer’s Environmental Liabilities	5.8
Buyer’s Representatives	3.1
Capital Expenditures	6.8
Cash Consideration	2.1
Casualty Loss	8.3(b)(ii)
Claim	14.5(b)
Claim Notice	14.5(a)
Closing	12.1
Closing Amount	2.1
Closing Date	12.1
Code	6.9
Consents	4.6(a)
Contracts	1.3(f)
Control	15.8
Conveyance	12.3(a)(i)
Cooperating Party	9.9
Customary Post-Closing Consents	4.2(b)(iv)
Day	15.8
Defect Notice Date	3.1
Defensible Title	4.2(a)
Deposit	2.1(a)
DOJ	8.3(c)
Due Diligence Review	3.1
Effective Time	1.2
Electing Party	9.9
Encumbrances	4.2(a)(iv)

v

Environmental Defect	5.1
Environmental Defect Amount	5.3
Environmental Defect Notice	5.3
Environmental Defect Property	5.3
Environmental Disputed Matters	5.6
Environmental Expert	5.6
Environmental Law	5.1
Environmental Losses	5.8
Equipment	1.3(e)
Escrow Account	2.1(a)
Escrow Agent	2.1(a)
Escrow Agreement	2.1(a)
Excluded Assets	1.4
Execution Date	Opening paragraph
Final Purchase Price	13.1(a)
Final Settlement Date	13.1(a)
Final Settlement Statement	13.1(a)
FTC	8.3(c)
GAAP	7.12
Governmental Authority	5.1
Governmental Authorizations	6.18
Hazardous Substances	5.1
HSR Act	8.3(c)
Hydrocarbons	1.3(b)
Income Taxes	9.1
Indebtedness	8.1(i)
Indemnification Cap	14.4(b)
Indemnified Party	14.5(a)
Indemnifying Party	14.5(a)
Individual Title Threshold	4.3(b)
Inspection	3.3(a)
Interim Period	8.1(a)
Invasive Activities	3.3(a)
JAG	4.5
Knowledge	15.8
Law	6.7
Lands	1.3(a)
Leases	1.3(a)
Like-Kind Exchange	9.9
Losses	14.3
Lowest Cost Response	5.1
Material Agreements	6.12(a)
Net Casualty Loss	8.3(b)(ii)
Net Mineral Acres	4.2(a)(iii)
Net Revenue Interest	4.2(a)(i)
Non-Operated Properties	Preamble to Article 6

NORM	5.9
NYSE	7.6
Oil and Gas Property Taxes	9.2(a)
Operated Properties	Preamble to Article 6
Operating Expenses	2.3(b)
Other Property Taxes	9.2(b)
Overhead Costs	2.3(g)
Parent	Opening paragraph
Parent Material Adverse Condition	7.14
Parent SEC Documents	7.11
Party; Parties	Opening paragraph
Permitted Encumbrances	4.2(b)
Person	15.8
Post-Closing Cure Period	4.3(f)
Post-Effective Time Settle-Up Amount	5.5(a)(iii)
Preferential Purchase Right	4.6(b)(i)
Preliminary Settlement Statement	2.3
Production Taxes	9.1
Property Taxes	9.1
Purchase Price	2.1
Records	1.3(k)
Registration Rights Agreement	8.2(d)
Remediate; Remediation	5.1
Required Consent	4.6(a)(i)(A)
Reserve Report	7.17
Retained Liabilities	14.2
SEC	6.22(a)
Securities Act	6.22(a)
Seller	Opening paragraph
Seller Indemnified Parties	14.3(b)
Seller Taxes	9.1
Settled Oil and Gas Property Taxes	9.2(a)
Settled Other Property Taxes	9.2(b)
Settled Production Taxes	9.3
Settled Property Taxes	9.2(b)
Settled Severance Taxes	9.3
Severance Taxes	9.1
Stock Consideration	2.1
Survival Period	15.13
Suspense Amounts	13.4
Tax Controversy	9.7(d)
Taxes	9.1
Third Party Operator	Preamble to Article 6
Title Arbitrator	4.5
Title Benefit	4.3(c)
Title Benefit Amount	4.4(d)

Title Benefit Notice	4.3(e)
Title Benefit Property	4.3(c)
Title Defect	4.3(a)
Title Defect Amount	4.4(c)
Title Defect Notice	4.3(d)
Title Defect Property	4.3(d)
Title Disputed Matters	4.5
Title Indemnity Agreement	4.4(a)(iii)
Transaction	Opening paragraph
Transfer Taxes	9.1
Units	1.3(d)
Wells	1.3(c)
Working Interest	4.2(a)(ii)

List of Exhibits

Exhibit A	Leases

Exhibit B	Wells and Units

Exhibit C	Contracts

Exhibit D	Easements

Exhibit E	Form of Assignment, Conveyance and Bill of Sale

Exhibit F	Form of Registration Rights Agreement

Exhibit G	Additional Stock Covenant

List of Schedules

Schedule 2.2	Allocated Values

Schedule 4.2(b)	Contested Liens

Schedule 4.6(a)	Consents

Schedule 4.6(b)	Preferential Rights to Purchase

Schedule 5.2	Environmental Matters

Schedule 6.6	Litigation

Schedule 6.8	Capital Expenditures

Schedule 6.11	Leases/Surface Access

Schedule 6.12(a)	Material Agreements

Schedule 6.12(b)	Defaults

Schedule 6.13	Hydrocarbon Sales Contracts

Schedule 6.14	Royalties

Schedule 6.18	Governmental Authorizations

Schedule 6.19	Plugging and Abandonment

Schedule 6.20	Payout Balances

Schedule 6.21	Disputed Expenses

Schedule 7.5	Litigation

Schedule 7.15	Registration Rights

Schedule 8.1(i)	Pay-Off Letters

Schedule 8.2	Governmental Bonds and Third-Party Deposits

Schedule 15.3	Notice

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is dated May 21, 2014 (the “Execution Date”) by and between DJ Resources, LLC, a Delaware limited liability company (“Seller”), Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company (“Buyer”) and Bonanza Creek Energy, Inc., a Delaware corporation (“Parent”).  Buyer, Parent and Seller are individually referred to herein as a “Party” or collectively as the “Parties”.  The transaction contemplated by this Agreement may be referred to as the “Transaction.”

RECITALS

A.                                    Seller owns certain oil and gas leases, wells and associated real and personal property located in Weld County, Colorado, as more fully described in Section 1.3 (the “Assets”);

B.                                    Seller desires to sell and Buyer desires to purchase all of Seller’s interest in the Assets, upon the terms and conditions set forth in this Agreement;

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1                               Purchase and Sale.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and interest in the Assets for the consideration specified in Article 2.

1.2                               Effective Time.  The purchase and sale of the Assets shall be effective as of June 1, 2014, at 12:01 a.m., Mountain Time (the “Effective Time”).

1.3                               Assets.  “Assets” means all of Seller’s right, title and interest, whether legal, equitable, present, contingent or reversionary, in and to the following, as of the Effective Time:

(a)                                 The oil and gas leases, subleases and other leasehold interests described on Exhibit A, together with all top leases, amendments, renewals, extensions or ratifications thereof (collectively, the “Leases”), and the lands covered by the Leases, or pooled, unitized, communitized or consolidated therewith (the “Lands”), together with all mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, farmout rights, options, force pooled interests and non-consent interests covering or relating to the Leases or Lands;

(b)                                 The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous or liquid hydrocarbons, or any combination thereof, and all other lease substances under the Leases (“Hydrocarbons”) that may be produced under and pursuant to the Leases;

(c)                                  The oil, gas, water, disposal or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including those specifically described on Exhibit B (the “Wells”), and all of the personal property, equipment, fixtures and improvements used in connection therewith;

(d)                                 The unitization, communitization and pooling agreements, declarations, orders, and the units created thereby, relating to the Leases and to the production of Hydrocarbons, attributable to the Leases and Wells (the “Units”);

(e)                                  All equipment, machinery, fixtures and other tangible personal property and improvements located on, used or held for use in connection with the operation of the properties and interests described in Sections 1.3(a) through (d) (including without limitation, well equipment, tanks, fixtures, injection facilities, production facilities, saltwater disposal facilities, compression facilities, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, measurement facilities, and other appurtenances, improvements and facilities), and all pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as inventory in connection with the properties and interests described in Sections 1.3(a) through (d) (the “Equipment”);

(f)                                   To the extent transferrable, the contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, exploration agreements, participation agreements, exchange agreements, water rights agreements; service agreements, transportation, processing, treatment and gathering agreements, Hydrocarbon sales agreements, equipment leases and other contracts, agreements and instruments specifically described on Exhibit C, insofar as they directly relate to the properties and interests described in Sections 1.3(a) through (e) (the “Contracts”); provided that “Contracts” shall not include the Leases; and provided further that Buyer agrees to pay any additional consideration or incurred penalties required to transfer the Contracts to the extent such additional consideration or penalties are customary for transactions of this type;

(g)                                  To the extent transferable, all surface leases, permits, rights-of-way licenses, easements and other surface rights agreements used or held in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the properties and interests described in Sections 1.3(a) through (f), insofar as they relate to the properties and interests described in Sections 1.3(a) through (f), including all of the foregoing described on Exhibit D; provided that Buyer agrees to pay any additional consideration or incurred penalties required to transfer any of properties or interests set forth in this Section 1.3(g), to the extent such additional consideration or penalties are customary for transactions of this type;

(h)                                 All Well logs, tests, production records, gravitational data and geological, seismic and other geophysical data or information (other than interpretative information), in each case attributable to the Wells, Leases, Units or Lands (whether electronic or hardcopy), but excluding any of the foregoing to the extent that transfer is restricted by third party agreement or applicable Law;

(i)                                     All claims and causes of action, whether asserted or unasserted, known or unknown, but only to the extent such claims, rights and causes of action affect the value of any of the properties and interests described in Sections 1.3(a) through (h) after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, Seller grants to Buyer the right to be subrogated to such rights, claims and causes of action;

(j)                                    To the extent transferable (with consent, if applicable), and subject to Section 8.3(b)(ii), all rights to claims against, warranties made by, insurance proceeds held by, and indemnities and releases from, third parties to the extent relating to the Assets or the Assumed Liabilities; and

(k)                                 Originals (or copies if Seller does not possess originals) of all files, records, and data in the possession of Seller relating to the properties and interests described in Sections 1.3(a) through (j) (the “Records”), which Records shall include lease records; well records; division order records; contract records; well files; logs and other well data, engineering data; title records (including ownership reports, abstracts of title, title opinions and memoranda, and title curative documents); production records; regulatory filings; environmental and worker safety records; accounting records and Production Tax records, provided that Seller shall be entitled to retain copies of all Production Tax records.

1.4                               Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the Transaction (collectively, the “Excluded Assets”):

(a)                                 (i) all corporate, financial, income, Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) and (ii) all books, records and files that relate to the Excluded Assets;

(b)                                 (i) vehicles, and (ii) any computers and related peripheral equipment;

(c)                                  all rights to any refunds for costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time in accordance with Section 2.3(a);

(d)                                 Seller’s area wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally and which do not relate specifically to the Assets;

(e)                                  all trade credits, account receivables, note receivables, take or pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time in accordance with Section 2.3(a);

(f)                                   any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payment attributable to the Assets with respect to any period of time prior to the Effective Time;

(g)                                  any causes of action, claims, rights, indemnities or defenses with respect to the Assets, whether arising before or after the Effective Time, that relate to the Retained Liabilities or with respect to any indemnification obligation of Seller hereunder as more fully described in Article 14 below;

(h)                                 all claims of Seller for refunds (including rights to receive refunds from any Governmental Authority) or loss carry forwards or credits with respect to Seller Taxes; and

(i)                                     any Asset excluded from the Transaction pursuant to the terms of this Agreement.

ARTICLE 2
PURCHASE PRICE

2.1                               Purchase Price.  The base consideration paid by Buyer to Seller for the Assets shall be Two Hundred Fourteen Million Five Hundred Thousand Dollars ($214,500,000) (the “Purchase Price”) comprised of (i) One Hundred Seventy Five Million Dollars ($175,500,000) in cash (the “Cash Consideration”) and 858,653 shares of common stock, par value $0.001 of Parent (the “Stock Consideration”).  In addition, Parent shall issue to Seller 242,184 additional shares of common stock, par value $0.001 of Parent (the “Additional Stock Consideration”) at Closing, if Seller satisfies its obligations set forth on Exhibit G on or prior to the Closing Date (the “Additional Stock Covenant”).  The Purchase Price shall be subject to adjustment in accordance with the terms and conditions set forth in this Agreement, including by the addition of the Additional Stock Consideration, if applicable, (as adjusted, the “Closing Amount”), and shall be payable as follows:

(a)                                 Simultaneously with the execution hereof, Seller, Buyer and Wells Fargo Bank, N.A. (the “Escrow Agent”) have entered into an escrow agreement (the “Escrow Agreement”), pursuant to which Buyer shall deposit, within one (1) business day of the execution hereof, Eleven Million Two Hundred Seventy Five Thousand Dollars ($11,275,000) by wire transfer of immediately available funds (the “Deposit”) into an escrow account (“Escrow Account”).  The Deposit and accrued interest thereon shall be applied to the Closing Amount at Closing.  Upon any Termination, the Deposit and accrued interest thereon shall be paid to Seller or returned to Buyer in accordance with Article 11.  Escrow fees charged by the Escrow Agent pursuant to the Escrow Agreement shall be paid one-half by Seller and one-half by Buyer.

(b)                                 At Closing, (i) Buyer shall pay to Seller the Closing Amount by wire transfer of immediately available funds less the Deposit, (ii) Parent shall issue the Stock Consideration to Seller and (iii) in the event that the Additional Stock Covenant is satisfied, Parent shall issue the Additional Stock Consideration to Seller.

(c)                                  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and payments made by Buyer or Seller as provided in Section 13.1(a), and upon final resolution of any Title Disputed Matters or any Environmental Disputed Matters in accordance with Article 4 and Article 5, respectively.

2.2                               Allocation of the Purchase Price.  The Purchase Price is allocated among the Assets as set forth on Schedule 2.2, which amounts shall be referred to as the “Allocated Values.”

2.3                               Adjustments to Purchase Price and Preliminary Settlement.  The Purchase Price shall be adjusted according to this Section 2.3 without duplication.  A draft preliminary settlement statement (the “Preliminary Settlement Statement”) shall be delivered by Seller to Buyer at least three (3) business days prior to Closing, together with all documents reasonably necessary to support Seller’s proposed adjustments to the Purchase Price.  The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section 2.3 using the best information available to Seller as of the date the Preliminary Settlement Statement is provided to Buyer.  When available, actual figures will be used for the adjustment to the Purchase Price at Closing.  To the extent actual figures are not available, estimated figures will be used subject to final adjustments in accordance with Section 13.1.  No later than one (1) business day prior to Closing, Buyer shall deliver to Seller a written report containing Buyer’s proposed changes to the Preliminary Settlement Statement, together with all documents reasonably necessary to support such proposed changes.  The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement prior to Closing.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties cannot agree to the adjustments prior to Closing, then with respect to any adjustments which remain disputed, the amount of such adjustment set forth in the draft Preliminary Settlement Statement delivered by Seller will be used to adjust the Purchase Price at Closing.  Subject to the foregoing, the Preliminary Settlement Statement will be used to adjust the Purchase Price to arrive at the Closing Amount.  85% of the adjusted amount shall adjust the Cash Consideration and 15% of the adjusted amount shall adjust the Stock Consideration (based on a per share price of $45.42); no adjustments shall be made to the Additional Stock Consideration, if applicable.  Any adjustments to the Purchase Price made in accordance with this Agreement after Closing shall be adjustments to the Cash Consideration and not the Stock Consideration or the Additional Stock Consideration, if applicable.

(a)                                 Proration of Costs and Revenues.  Except as expressly provided otherwise in this Agreement, and subject to the occurrence of Closing, Buyer shall be entitled to all production of Hydrocarbons from or attributable to Seller’s interest in the Leases, Lands, Wells and Units at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits with respect to the Assets attributable to the period at and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) all Operating Expenses (as defined in Section 2.3(b) below) in each case, attributable to any period at and after the Effective Time.  Except as expressly provided otherwise in this Agreement, Seller shall be entitled to all production of Hydrocarbon production from or attributable to Seller’s interest in the Leases, Lands, Wells and Units prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time; and subject to and as limited by Section 14.1 and Section 14.2, Seller shall be responsible for (and entitled to any refunds with respect to) (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) all Operating Expenses attributable to any period prior to the Effective Time.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3(a), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, Wells and Units when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, Wells and Units when they pass through the custody transfer meter at the point of sale. Seller shall use its commercially reasonable efforts to utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(b)                                 Operating Expenses.  The term “Operating Expenses” means all direct and actual capital expenses (including all expenditures authorized by Section 8.1(a)) and direct and actual operating expenses incurred in the ownership, development and operation of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant operating agreement, if any, but excluding (i) bond and insurance premiums; (ii) Production Taxes (which shall be apportioned as of the Effective Time in accordance with Article 9) and Income Taxes, (iii) other costs and liabilities attributable to (A) bodily injury or death, property damage, or violation of any Law (including Environmental Laws), and (B) decommissioning the Assets, and (iv) any monies paid or promised to be paid by Seller in satisfying the Additional Stock Covenant.

(c)                                  Upward Adjustments.  To calculate the Closing Amount or the Final Purchase Price, as applicable, the Purchase Price shall be adjusted upward by the following:

(i)                                     an amount equal to (A) all proceeds attributable to the production of Hydrocarbons produced or allocable to the Assets during the period prior to the Effective Time actually received by Buyer, net of all royalties, overriding royalties, production payments, net profit payments and similar burdens upon, measured by or payable out of production (excluding for the avoidance of doubt, any Taxes) (collectively, the “Burdens”), (B) all other income, proceeds, receipts and credits with respect to the Assets attributable to the period prior to the Effective Time actually received by Buyer and (C) any other amounts actually received by Buyer to which Seller is entitled pursuant to Section 2.3;

(ii)                                  an amount equal to all Operating Expenses and all other costs and expenses relating to Assumed Liabilities for the period from and after the Effective Time that were actually paid or incurred by Seller, whether paid before or after the Effective Time, including (A) Burdens and (B) rentals and other lease maintenance payments;

(iii)                               an amount equal to the value of (A) all oil and other Hydrocarbons in pipelines, flowlines or in tanks above the pipeline sales connection (exclusive of any brine, sludge or water that may be present in the oil storage tanks), in each case that at the Effective Time, is credited to Seller’s interest in the Leases, Lands, Wells and Units and (B) all unsold inventory of gas plant products attributable to Seller’s interests in the Leases, Lands, Wells and Units at the Effective Time, each such value to be the contract price in effect as of the Effective Time or, in the absence of an applicable contract price, the average price per unit for sales of production for the calendar month in which the Effective Time occurs, net of amounts payable as Burdens on such production;

(iv)                              the amount of all pre-paid expenses (including pre-paid expenses, cash calls and other advances to Third Party Operators under applicable joint operating agreements for expenses not yet incurred of the Effective Time) paid by Seller with respect to the ownership or operation of the Assets after the Effective Time;

(v)                                 To the extent that there are any pipeline imbalances, if the net of such imbalances is an overdelivery imbalance (that is, at the Effective Time, Seller has delivered more gas to the pipeline than the pipeline has purchased or redelivered for Seller), the Purchase Price shall be adjusted upward by Seller’s applicable average price per unit for sales of production during the calendar month in which the Effective Time occurs, multiplied by the net overdelivery imbalance in the appropriate units of measure consistent with such applicable average sales price;

(vi)                              the amount of all Production Taxes allocable to Buyer in accordance with Sections 9.2 or 9.3 that are paid or economically borne by Seller;

(vii)                           the portion of the Overhead Costs attributable to the Assets from and after the Effective Time up to the Closing Date; and

(viii)                        Any other amount provided for in this Agreement or otherwise agreed to in writing by the Parties as an upward adjustment to the Purchase Price.

(d)                                 Downward Adjustments.  To calculate the Closing Amount or the Final Purchase Price, as applicable, the Purchase Price shall be adjusted downward by the following:

(i)                                     an amount equal to (A) all proceeds attributable to the production of Hydrocarbons produced or allocable to the Assets during the period at and after the Effective Time actually received by Seller, net of Burdens, and (B) all other income, proceeds, receipts and credits with respect to the Assets attributable to the period at or after the Effective Time actually received by Seller and (C) any other amounts actually received by Seller to which Buyer is entitled pursuant to Section 2.3;

(ii)                                  an amount equal to all Operating Expenses attributable to the Assets for the period prior to the Effective Time that are actually paid by Buyer;

(iii)                               An amount equal to the total of all the Title Defect Amounts, if any, pursuant to Section 4.4(c) if the Title Defect Amount has been determined;

(iv)                              An amount equal to the total of all Environmental Defect Amounts, if any, pursuant to Section 5.5, if the Environmental Defect Amount has been determined;

(v)                                 the Allocated Value of any Environmental Defect Properties retained by Seller at Closing pursuant to Sections 5.5(a)(iii), 5.5(a)(iv), 5.5(a)(v), 5.5(b), 5.5(c) and 5.6;

(vi)                              the amount of all Production Taxes allocable to Seller in accordance with Sections 9.2 or 9.3 that are paid or economically borne by Buyer;

(vii)                           an amount equal to the Allocated Value of Assets not conveyed at Closing due to the exercise of any Preferential Purchase Rights in accordance with Section 4.6(b) or the failure to obtain a Required Consent to assign in accordance with Section 4.6(a), in each case, subject to the provisions of Section 4.6(a) or Section 4.6(b), as applicable;

(viii)                        To the extent that there are any pipeline imbalances, if the net of such imbalances is an underdelivery imbalance (that is, at the Effective Time, Seller has delivered less Hydrocarbons to the pipeline than the pipeline has purchased or redelivered for Seller), the Purchase Price shall be adjusted downward by Seller’s applicable average price per unit for sales of production during the calendar month in which the Effective Time occurs multiplied by the net underdelivery imbalance in the appropriate units of measure consistent with such applicable average sales price;

(ix)                              the Allocated Value of any Asset excluded due to a Casualty Loss, or the value of any Net Casualty Loss, in each case, pursuant to Section 8.3(b);

(x)                                 an amount equal to the total of all Suspense Amounts, if any; and

(xi)                              any other amount provided in this Agreement or otherwise agreed to in writing by the Parties as a downward adjustment to the Purchase Price.

(e)                                  Well Imbalance Adjustments.  To calculate the Closing Amount, the Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to the well imbalances existing as of the Effective Time multiplied by the average value on an MMbtu basis at the wellhead for sales of production by Seller during the calendar month in which the Effective Time occurs.

(f)                                   Adjustments to Purchase Price.

(i)                                     All adjustments to the Purchase Price shall be made (a) in accordance with the terms of this Agreement and, to the extent consistent with this Agreement, in accordance with generally accepted accounting principles in the United States, as consistently applied in the oil and gas industry, (b) without duplication (in this Agreement or otherwise), and (c) with respect to adjustments pursuant to Sections 4.4 and 5.5, only as to matters for which notice is given on or before the Defect Notice Date and to the extent such amounts have been determined as of the date of the adjustment.

(ii)                                  Should Buyer receive after Closing any proceeds, income or other amounts to which Seller is entitled under Section 2.3(a), Buyer shall fully disclose, account for and promptly remit (in any event within 30 days after the end of the calendar month in which such amounts were received) the same to Seller.  If, after Closing, Seller receives any proceeds, income or other amounts with respect to the Assets to which Buyer is entitled pursuant to Section 2.3(a), Seller shall fully disclose, account for, and promptly remit (in any event within 30 days after the end of the calendar month in which such amounts were received) the same to Buyer.

(iii)                               Should Buyer pay after Closing any Operating Expenses for which Seller is responsible under Section 2.3(b), Seller shall reimburse Buyer promptly (in any event within 30 days after the end of the month of its receipt) after receipt of an invoice with respect to such Operating Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment.  Should Seller pay after Closing any Operating Expenses for which Buyer is responsible under Section 2.3(b), Buyer shall reimburse Seller promptly (in any event within 30 days after the end of the month of its receipt) after receipt of an invoice with respect to such Operating Expenses, accompanied by copies of relevant vendor or other invoice and proof of payment.

(iv)                              After Closing, Buyer shall handle all joint interest audits and other audits of Operating Expenses covering the period for which Seller is in whole or in part responsible under Section 2.3(b), provided that Buyer shall not agree to any adjustments to previously assessed costs for which Seller is liable without the prior written consent of Seller. Buyer shall promptly (in any event within 5 days of its receipt) provide Seller with a copy of all applicable audit reports and written audit agreements received by Buyer and relating to periods for which Seller is wholly or partially responsible.  Buyer shall notify Seller within 5 days of the initiation of any such audit.

(g)                                  As used in this Section 2.3, “Overhead Costs” means (i) with respect to those Operated Properties that are burdened by an existing joint operating agreement covering such Assets, the amount representing the overhead or general and administrative fee that is charged to the non-operating working interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the period at and after the Effective Time until Closing, and (ii) with respect to those Operated Properties that are not burdened by an existing joint operating agreement, an amount equal to a portion of $10,000 per Well per calendar month undergoing drilling or completion operations and $1,250 per producing Well per calendar month attributable to the Assets during the period at and after the Effective Time until Closing.

ARTICLE 3
BUYER’S INSPECTION

3.1                               Due Diligence.  Subject to Section 3.3 and obtaining any required consents of third parties, including Third Party Operators, upon execution of this Agreement up to and including the Closing Date (or earlier termination of this Agreement pursuant to the terms herein), Seller will make the Assets available, at reasonable times during normal business hours, to Buyer and its agents, contractors, legal counsel, accountants and other representatives  (“Buyer’s Representatives”) for inspection and review to permit Buyer to perform its due diligence (the “Due Diligence Review”) as hereinafter provided.  Buyer shall be entitled to conduct its Due Diligence Review until 5:00 p.m., Mountain Time, on June 27, 2014 (the “Defect Notice Date”) (or earlier termination of this Agreement pursuant to the terms herein).

3.2                               Access to Records.  From the date hereof and through the Closing Date (or earlier termination of this Agreement pursuant to the terms herein), Seller shall provide Buyer and Buyer’s Representatives reasonable access to the Records in Seller’s or its Affiliates’ possession by electronic means or at the offices of Seller, and shall make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets, in order that Buyer may conduct its Due Diligence Review.

3.3                               On-Site Inspection.

(a)                                 Seller hereby consents to Buyer conducting, at reasonable times during normal business hours prior to the Defect Notice Date, upon advance notice to Seller, at Buyer’s sole risk and expense, (i) on-site inspections; and (ii) an environmental assessment (collectively, an “Inspection”) of the Assets, provided that (x) with respect to any Non-Operated Property, the Third Party Operator of such Non-Operated Property has provided advance written approval for performance of the Inspection by Buyer; and (y) any such Inspection shall not include any sampling, testing or other invasive activities

(collectively “Invasive Activities”) unless Buyer first provides Seller written notice and a written schedule of the Invasive Activities planned to be conducted on the Assets and receives, in advance, written approval from Seller (and any Third Party Operator, to the extent Buyer has proposed Invasive Activities on any Non-Operated Properties, which approval Seller shall use commercially reasonable efforts to obtain) for performance of the Invasive Activities as proposed by Buyer, which approval from Seller shall not be unreasonably withheld, conditioned or delayed.  In the event Seller or any Third Party Operator does not consent to any Invasive Activities proposed by Buyer, Buyer shall have the right, in its sole discretion, to exclude the Assets affected thereby, and the Purchase Price shall be reduced at Closing by the Allocated Value of such Assets.  In connection with any Inspection or other Due Diligence Review, Buyer agrees not to interfere with the normal operation of the Assets and agrees to cooperate with Seller and any Third Party Operators in the performance of the Inspection, including complying with all requirements and safety policies of Seller and the applicable operators.  Seller shall use commercially reasonable efforts to obtain written consent of access rights from Third Party Operators with respect to Seller’s Non-Operated Properties for Buyer to conduct its on-site inspections of those Assets.  With respect to any samples taken or testing conducted in connection with the Inspection of the Assets, Buyer agrees that, at Seller’s request and sole expense, Buyer will take split samples and provide one of each such sample properly labeled and identified to Seller.

(b)                                 In connection with the granting of such access and performance of the Inspection pursuant to this Section 3.3, Buyer shall maintain at its sole cost and expense, policies of insurance of the types and in the amounts that are commercially reasonable.  Coverage under all insurance required to be carried by Buyer hereunder will list the Seller Indemnified Parties as additional insureds.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to gaining access to the Assets.

3.4                               Repair.  Upon completion of Buyer’s Due Diligence Review, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to any Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) restore the Assets to the approximate same condition as they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with such due diligence.  Any disturbance to the Assets resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

3.5                               Indemnification.  Buyer hereby indemnifies, defends, and holds harmless each Seller Indemnified Party from and against any and all Losses arising out of, resulting from or relating to any field visit, Inspection or other due diligence activity (including any Invasive Activity) conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LOSSES TO THE EXTENT

ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

3.6                               Release.  Buyer acknowledges that any entry into Seller’s offices or on-site inspections of the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement.  Buyer hereby fully waives and releases any and all Losses against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LOSSES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

3.7                               Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Seller and/or Seller’s Affiliates and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyer and Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement.

3.8                               Disclaimer.  Except for the representations and warranties contained in Article 6, Seller makes no warranty or representation of any kind as to the Records or any information contained therein.  Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

ARTICLE 4
TITLE MATTERS

4.1                               Seller’s Title.

(a)                                 Disclaimer of Title Representations and Warranties.  Except as set forth in the Conveyance, without limiting Buyer’s remedies under this Article 4, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedies for any defect of title, including any Title Defect with respect to any of the Assets, shall be (i) prior to Closing, Buyer’s rights and remedies provided in this Article 4 or terminate the Agreement pursuant to Section 11.1(f), and (ii) from and after the Closing, any rights of Buyer for breach of Seller’s special warranty of title under the Conveyance.

(b)                                 Exclusive Remedy. With the exception of the special warranty of title in the Conveyance, this Article 4 shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Assets.  Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller under Article 6 of this Agreement, then Buyer shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4.

4.2                               Definitions of Defensible Title and Permitted Encumbrances.

(a)                                 Defensible Title.  The term “Defensible Title” means such ownership of the Assets that, subject to and except for Permitted Encumbrances, and further subject to any reservations, limitations or depth restrictions described on Exhibit A or Exhibit B:

(i)                                     entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Lease, Well or Unit throughout the duration of the productive life of such Lease, Well or Unit after satisfaction of all Burdens on or measured by production of Hydrocarbons, including any overriding royalty interest (a “Net Revenue Interest”), of not less than (x) the proportionately reduced share of the Net Revenue Interest shown in Exhibit A or (y) the Net Revenue Interest shown in Exhibit B, as applicable, for such Lease, Well or Unit, except for (a) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner (but only to the extent permitted pursuant to Sections 8.1(a) or 8.1(b), and (b) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units and (c) decreases required to allow other working interest owners to make up past underproduction or pipelines or make up past under deliveries, to the extent taken into account in adjusting the Purchase Price pursuant to Section 2.3;

(ii)                                  obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Well or Unit throughout the productive life of such Well or Unit (a “Working Interest”) not greater than the Working Interest shown in or Exhibit B for such Well or Unit, without increase, except (i) increases resulting from contribution requirements with respect to defaulting co-owners on or after the Execution Date under applicable operating agreements; (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest.

(iii)                               results in Seller owning at least the Net Mineral Acres set forth in Exhibit A for any Lease (as used herein, “Net Mineral Acres” shall mean (i) the gross acres in the Lands covered by a Lease, multiplied by (ii) the lessor’s percentage interest in the oil and gas fee mineral estate in the Lands covered by the Lease, multiplied by Seller’s percentage leasehold interest in the Lease);

(iv)                              is free of any Burden created by Seller (whether reserved to Seller or granted, conveyed or assigned to a third party) at any time during Seller’s ownership of the relevant Lease, Well or Unit; and

(v)                                 is free and clear of all liens, encumbrances, mortgages, security interests, pledges, charges, irregularities or similar defects (“Encumbrances”).

(b)                                 Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(i)                                     the terms and conditions of all Burdens if the net cumulative effect of such Burdens does not operate to reduce the Net Revenue Interests below (x) the proportionately reduced share of the Net Revenue Interest shown in Exhibit A or (y) the Net Revenue Interest shown in Exhibit B, as applicable;

(ii)                                  Preferential Purchase Rights and Consents, to the extent addressed by Section 4.6;

(iii)                               liens for Taxes or assessments not yet due or, if delinquent, that are being contested in good faith and are set forth on Schedule 4.2(b);

(iv)                              all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities, in connection with the conveyance of the applicable Asset, if the same are customarily sought after such conveyance (collectively, “Customary Post-Closing Consents”)

(v)                                 all Laws and all rights reserved to or vested in any Governmental Authority (A) to control or regulate any Asset in any manner; (B) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Asset; (C) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (D) to enforce any obligations or duties affecting the Asset to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;

(vi)                              conventional rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(vii)                           easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation or use of the affected Asset as currently operated and used;

(viii)                        vendors, carriers, warehousemen’s, repairmen’s, materialmen’s, mechanic’s, operator’s, workmen’s construction or other similar liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property (A) if such liens and charges have not been filed pursuant to Law and the time for filing such liens and charges has expired, or (B) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by Law, or are being contested in good faith by appropriate proceedings by or behalf of Seller, as set forth on Schedule 4.2(b);

(ix)                              matters based solely on (A) lack of information that is filed of record or otherwise publically available, but not in the Records or Seller’s files, (B) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is not in the Records or Seller’s files, or (C) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(x)                                 the failure to recite marital status in a document, unless Buyer provides clear and convincing evidence that such failure or omission has resulted in another person’s actual and superior claim of title to the relevant Asset;

(xi)                              defects arising out of lack of survey, unless a survey is expressly required by applicable Laws or regulations;

(xii)                           a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date by a party other than Seller;

(xiii)                        lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action may not be authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(xiv)                       mortgages or deeds of trust burdening the interest of the lessors of the Leases, unless there is evidence that the mortgagee (or trustee) has asserted or has threatened to assert a default under any such mortgage or deed of trust and such mortgages or deeds of trust were filed of record prior to the date of the applicable Lease and has not been subordinated to the applicable Lease;

(xv)                          rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership and provided that such common ownership does not materially interfere with the operation or use of the affected Asset as currently operated and used;

(xvi)                       liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller, as set forth on Schedule 4.2(b);

(xvii)                    with respect to any interest in the Assets acquired through compulsory pooling, failure of the applicable public records of Weld County, Colorado to reflect Seller as the owner of any Assets;

(xviii)                 the terms of the Leases and the Contracts set forth on Exhibit C, to the extent complete, executed copies of the Leases and Contracts are included in the Records, and the same do not operate to (A) reduce the Net Mineral Acres set forth in Exhibit A, (B) reduce (x) the proportionately reduced share of the Net Revenue Interest set forth in Exhibit A or (y) the Net Revenue Interest shown in Exhibit B, as applicable, (C) prevent the receipt of proceeds of production therefrom, nor increase the share of costs above the Working Interest set forth in Exhibit B¸ or (D) are such as to materially interfere with or detract from the ownership, operation or use of the Assets as currently owned, operated and used; and

(xix)                       such Title Defects (as defined in Section 4.3(a)) as Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement.

(c)                                  Notwithstanding anything to the contrary herein, (i) the Net Revenue Interest shown in Exhibit A shall refer to the column titled “NRI Total”, and (ii) the Net Revenue Interest shown in Exhibit B shall refer to the column titled “BPO Total” or “APO Total”, as applicable.

4.3                               Title Defects, Aggregate Defect Deductible, Title Benefits and Notices.

(a)                                 Title Defect.  As used in this Agreement, the term “Title Defect” means any Encumbrance, condition or other matter (including a discrepancy in Net Mineral Acres, Net Revenue Interest or Working Interest), but excluding the Permitted Encumbrances, that causes Seller not to have Defensible Title in and to the Leases, Wells, and Units as of the Effective Time and as of the Defect Notice Date, without duplication; provided that the following shall not be considered Title Defects:

(i)                                     defects based upon the failure to record any federal or state Lease in any applicable public records in Weld County, Colorado, provided such Lease is properly recorded in the federal or state records, as applicable;

(ii)                                  defects based on a gap in Seller’s chain of title in the federal, state, county or parish records or other records of a Governmental Authority as to the Leases, unless Buyer affirmatively shows such gap to exist in such records;

(iii)                               defects that have been cured by applicable Laws of limitations or prescription;

(iv)                              any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(v)                                 defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(vi)                              defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, which according to the terms of such oil and gas lease as reflected of record, expired more than five (5) years prior to the Effective Time, and no production attributable to such oil and gas lease, or lands pooled therewith, has been reported to the Colorado Oil and Gas Conservation Commission during the five (5) years immediately prior to the Effective Time; or

(vii)                           defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for five years or more, unless Buyer provides evidence of a third party claim arising out of such defects or irregularities that is adverse to the title of Seller (as set forth in Exhibit A or Exhibit B) in the relevant Asset.

(b)                                 Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed fifty thousand dollars ($50,000) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Threshold or for any Environmental Defect unless the sum of (i) the Title Defect Amounts (defined in Section 4.4(c)) for all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller) and (ii) the Environmental Defect Amounts (defined in Section 5.3) (but excluding any Environmental Defects cured by Seller), in the aggregate, exceeds a deductible in an amount equal to three percent (3%) of the unadjusted Purchase Price (“Aggregate Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Defect Deductible.

(c)                                  Title Benefit.  As used in this Agreement, the term “Title Benefit” shall mean any right, matter or circumstance that operates (i) to increase the Net Revenue Interest of Seller in any Lease, Well or Unit above the proportionately reduced share of the Net Revenue Interest set forth on Exhibit A, or the Net Revenue Interest shown in Exhibit B, as applicable, with less than or equal to a proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A or Exhibit B, as applicable (ii) to decrease the Working Interest of Seller in any Well or Unit below that shown in Exhibit B, without any decrease in the Net Revenue Interest shown in Exhibit B for the affected Well or Unit, or (iii) to increase the Net Mineral Acres owned by Seller over the Net Mineral Acres shown in Exhibit A for any Lease.  Each Lease, Well or Unit affected by a Title Benefit is referred to herein as a “Title Benefit Property.”

(d)                                 Title Defect Notice.  On or before the Defect Notice Date, Buyer shall advise Seller in writing of any matters that constitute a Title Defect (each, a “Title Defect Notice”).  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered valid Title Defect Notice received by Seller on or before the Defect Notice Date.  To be valid, any Title Defect Notice shall be in writing and contain the following:  (i) a description of the asserted Title Defect(s), (ii) the Leases, Wells and Units (and the applicable zone(s) therein) and the legal descriptions thereof affected by the Title Defect(s)  (each a “Title Defect Property”), (iii) the Allocated Value of the Leases, Wells or Units subject to the Title Defect, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), (v) Buyer’s preferred manner of curing such Title Defect and Buyer’s proposed documentation for such cure, provided, that the foregoing shall not prejudice any rights or remedies of Buyer under this Agreement, and that Seller shall be responsible for preparing any curative documentation, at its sole expense, and (vi) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations on which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Title Defects (including any claims that would be claims under the special warranty set forth in the Conveyance; provided however, this shall in no way prejudice Buyer’s subsequent rights or remedies under the special warranty set forth in the Conveyance) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and may be supplemented by Buyer prior to the Defect Notice Date.

(e)                                  Title Benefit Notice.  On or before the Defect Notice Date, Seller shall have the right to advise Buyer in writing of any matters that constitute a Title Benefit with respect to Seller’s title to any Lease, Well or Unit (a “Title Benefit Notice”).  To be valid, the Title Benefit Notice shall be in writing and contain the following:  (i) a description of the Title Benefit, (ii) the Leases, Wells or Units (and the applicable zone(s) therein) affected by the Title Benefit, (iii) the Allocated Values of the Leases, Wells or Units (and the applicable zone(s) therein) subject to such Title Benefit, and (iv) the amount by which Seller reasonably believes the Allocated Value of such Leases, Wells or Units (and the applicable zone(s) therein) is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based.

(f)                                   Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects of which it has been advised by Buyer prior to Closing, or at Seller’s election, at any time prior to 120 days after the Closing Date (the “Post-Closing Cure Period”), provided Seller believes in good faith that such Title Defect is reasonably capable of being cured prior to the end of the Post-Closing Cure Period.  If Seller elects to cure any Title Defect during the Post-Closing Cure Period, the Title Defect Property affected by such Title Defect shall be conveyed to Buyer at Closing, whereupon Buyer shall deposit the Title Defect Amount alleged in good faith by Buyer in a valid Title Defect Notice and pertaining to such Title

Defect into the Escrow Account at Closing, which amount, and any accrued interest thereon, shall be released to Seller or Buyer in accordance with Section 4.3(f) or Section 4.5.  During the Post-Closing Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects.  An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.5 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.  Seller shall use commercially reasonable efforts to cure any Title Defects that it has elected to cure during the Post-Closing Cure Period.  If Seller cures any Title Defect prior to the end of the Post-Closing Cure Period, then the Title Defect Amount, or portion thereof, with respect to the Title Defect that is so cured, and any accrued interest thereon, shall be promptly released from the Escrow Account to Seller, and if such Title Defect was only partially cured, the balance of such Title Defect Amount and any accrued interest thereon shall be promptly released from the Escrow Account to Buyer, all according to the joint written instructions of Buyer and Seller.

4.4                               Remedies for Title Defects; Title Defect Amounts; and Title Benefit Amounts.

(a)                                 Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto pursuant to Section 4.5 and to cure such alleged Title Defect during the Post-Closing Cure Period pursuant to Section 4.3(f), in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.3(d) is not waived by Buyer or cured by Seller prior to Closing, subject to the rights of the Parties in Section 11.1(f), Seller shall, at its sole option, elect to:

(i)                                     subject to the Individual Title Threshold and the Aggregate Defect Deductible set forth in Section 4.3(b), convey the Title Defect Property affected by such Title Defect to Buyer at Closing and reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 4.4(c);

(ii)                                  if applicable, terminate this Agreement pursuant to Section 11.1(f); or

(iii)                               subject to Buyer’s consent, convey the Title Defect Property affected by such Title Defect to Buyer at Closing and indemnify Buyer against all Losses (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer (a “Title Indemnity Agreement”).

(b)                                 Remedy for Title Benefits.  With respect to each Title Benefit Property asserted by Seller for which the Title Benefit Amount exceeds the Individual Title Threshold, at Closing the sum of all Title Defect Amounts attributable to all uncured Title Defects shall be reduced by an amount equal to the sum of all Title Benefit

Amounts attributable to such Title Benefits.  For the avoidance of doubt, there shall be no remedy of Seller for any Title Benefit for which the Title Benefit Amount does not exceed the Individual Title Threshold, and any Title Benefit Amount that exceeds the Individual Title Threshold shall only be used to offset the Title Defect Amounts pursuant to this Section 4.4(b), without applying any deductible.

(c)                                  Title Defect Amount.  The “Title Defect Amount” means the amount by which the Allocated Value of the Title Defect Property affected by a Title Defect is reduced as a result of the existence of the Title Defect, and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if the Parties agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is a lien or encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Title Defect Property;

(iii)                               if the Title Defect represents a discrepancy between (A) the Net Mineral Acres for any Lease and (B) the Net Mineral Acres stated for such Lease on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is the Net Mineral Acre decrease and the denominator of which is the Net Mineral Acres stated on Exhibit A, provided that there shall be no duplication of Title Defects asserted under this Section 4.4(c)(iii) and 4.4(c)(iv);

(iv)                              if the Title Defect is of the type described in Sections 4.2(a)(i), 4.2(a)(ii) or 4.2(a)(iv), or is any other obligation, Encumbrance, Burden or other defect in title to the Title Defect Property of a type not described in Sections 4.4(c)(i) through 4.4(c)(iii) above, the Title Defect Amount shall be determined by taking into account the following factors:  (A) the Allocated Value of the Title Defect Property; (B) the portion of the Title Defect Property affected by the Title Defect; (C) the legal effect of the Title Defect; (D) the potential economic effect of a Title Defect over the life of the affected Well or Unit, as applicable; (E) the values placed upon the Title Defect by the Parties and (F) such other reasonable factors as are necessary to make a proper evaluation.

(v)                                 if a Title Defect Property has no Allocated Value, then there shall be no Title Defect Amount with respect thereto.

(d)                                 Title Benefit Amount.  The “Title Benefit Amount” means the amount by which the Allocated Value of the Title Benefit Property affected by a Title Benefit is increased as a result of the Title Benefit, and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if the Parties agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)                                  if the Title Benefit represents an increase of the Net Mineral Acres for any Lease over the Net Mineral Acres stated for such Lease on Exhibit A, then the Title Benefit Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is the Net Mineral Acre increase and the denominator of which is the Net Mineral Acres stated in Exhibit A;

(iii)                               if the Title Benefit is of a type not described above, the Title Benefit Amount shall be determined by taking into account the following factors:  (A) the Allocated Value of the Title Benefit Property; (B) the portion of the Title Benefit Property affected by the Title Benefit; (C) the legal effect of the Title Benefit; (D) the potential economic effect of a Title Benefit over the life of the affected Lease, Well or Unit, as applicable; (E) the values placed upon the Title Benefit by the Parties and (F) such other reasonable factors as are necessary to make a proper evaluation.

(iv)                              If a Title Benefit Property has no Allocated Value, then there shall be no Title Benefit Amount with respect thereto.

4.5                               Title Dispute Resolution.  The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.5:  (a) the existence and scope of a Title Defect or Title Benefit, (b) the Title Defect Amount or Title Benefit Amount, as the case may be, of that portion of the Asset affected by a Title Defect or Title Benefit and (c) the adequacy of Seller’s Title Defect curative (the “Title Disputed Matters”).  The Parties shall attempt to initially resolve all Title Disputed Matters through good faith negotiations.  If the Parties cannot resolve any Title Disputed Matters on or before Closing, the Title Defect Property affected by any unresolved Title Disputed Matter shall be conveyed to Buyer at Closing, the Purchase Price shall be adjusted at Closing by the undisputed portion of the Title Defect Amount (or Title Benefit Amount), if any, of such Title Defect Property (or Title Benefit Property), Buyer shall deposit such disputed Title Defect Amount into the Escrow Account at Closing, and the unresolved Title Disputed Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 4.5.  There shall be a single arbitrator, who shall (i) be a title attorney with at least ten (10) years of experience in Colorado oil and gas titles and (ii) have not performed professional services for either Party or any of their respective Affiliates during the previous five (5) years (“Title Arbitrator”), as selected by mutual agreement of the Parties within fifteen (15) business days after Closing or the end of the Post-Closing Cure Period, as applicable. If the Parties are unable to select a Title Arbitrator pursuant to the foregoing procedure, the Title Arbitrator shall be selected by the Denver, Colorado office of the Judicial Arbiter Group (“JAG”).  The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.5.  The Title Arbitrator’s determination shall be made within fifteen (15) business days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this Article 4 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination.  Additionally, the Title Arbitrator may consult with and engage disinterested third parties, including petroleum engineers, to advise the Title Arbitrator.  The Title Arbitrator shall act as an expert for the limited purpose of determining the Title Disputed Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Each Party may submit only one Title Defect Amount with respect to each alleged Title Defect and one Title Benefit Amount with respect to each Title Benefit (provided that the foregoing shall not be construed to preclude a Party from also arguing against, and the Title Arbitrator determining, the existence of a Title Defect or a Title Benefit).  The Title Arbitrator (i) may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice and (ii) may not award Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice.  The Parties shall each bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to any third party consulted by the Title Arbitrator.  Within five (5) business days after the Title Arbitrator delivers written notice to the Parties of an award to Buyer or Seller with respect to a Title Defect Amount or a Title Benefit Amount, subject to Section 4.3(a), the Title Defect Amount (taking into account any offset by the Title Benefit Amount) shall be promptly released from the Escrow Account to Buyer or Seller, in accordance with the Title Arbitrator’s award, pursuant to the joint written instructions of Buyer and Seller.

4.6                               Consents and Preferential Rights.  The remedies set forth in this Section 4.6 are the exclusive remedies under this Agreement for consents to assign and preferential rights to purchase.

(a)                                 Consents.  Except for Customary Post-Closing Consents, all consents to assignment that are necessary for Seller to execute, deliver and perform its obligations under this Agreement (“Consents”) are set forth on Schedule 4.6(a).  With respect to each Consent set forth on Schedule 4.6(a), Seller, not later than five (5) business days after the Execution Date (and, with respect to each Consent that is not set forth on Schedule 4.6(a) but is discovered by either Party after the Execution Date and before the Closing Date, not later than five (5) business days after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the Transaction.

(i)                                     If, prior to Closing, (A) Seller fails to obtain a Consent set forth on Schedule 4.6(a) (or any Consent that is not set forth in Schedule 4.6(a) but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or (2) the termination of a Lease or Contract under the express terms thereof (collectively, a “Required Consent”) or (B) a Consent requested by Seller is denied in writing, then, in each case, Seller shall retain the Asset (or portion thereof) affected by such Required Consent (such Asset or portion thereof, the “Affected Asset”) and the Purchase Price shall be reduced by the Allocated Value of the Affected Asset.  Seller, with Buyer’s assistance, shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing.  If such Required Consent has been obtained by the Final Settlement Date, within ten (10) business days after such Required Consent is obtained, Seller shall convey the Affected

Asset to Buyer effective as of the Effective Time pursuant to an instrument in substantially the same form as the Conveyance and Buyer shall pay Seller the Allocated Value of the Affected Asset (after taking into account any adjustment required by Section 2.3).  If such Required Consent has not been obtained by the Final Settlement Date, the Affected Asset shall be excluded from the Transaction, whereupon it shall be an Excluded Asset.

(ii)                                  Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents set forth on Schedule 4.6(a) (and any Consent that is not set forth in Schedule 4.6(a) but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that neither Party shall be required to incur any Loss or pay any money in order to obtain any such Consent, provided however, that if payments accrued prior to the Effective Time are owed by Seller to the third party holder(s) of such Consents pursuant to the terms of such Contract or Lease and not solely in connection with the Transaction, Seller shall be obligated to make such payments.  Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by the third party holder(s) of such Consents in order to facilitate the process of obtaining such Consents, including providing assurances of reasonable financial conditions.

(b)                                 Preferential Purchase Rights.

(i)                                     All preferential rights to purchase, rights of first refusal, options to purchase or similar rights (collectively “Preferential Purchase Rights”) affecting the Assets are set forth on Schedule 4.6(b).  With respect to each Preferential Purchase Right set forth on Schedule 4.6(b), not later than five (5) business days after the Execution Date (and with respect to each Preferential Purchase Right that is not set forth on Schedule 4.6(b) but is discovered by either Party after the Execution Date and before the Closing Date, not later than five (5) business days after the discovery thereof), Seller shall give notices required in connection with such Preferential Purchase Rights.  If any Preferential Purchase Right is exercised prior to Closing, then that portion of the Assets affected by such Preferential Purchase Right shall be excluded from the Transaction and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.  Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing.  If by Closing, either (i) the time frame for the exercise of a Preferential Purchase Right has not expired and Seller has not received written notice of an intent not to exercise or a written waiver of the Preferential Purchase Right, or (ii) a third party exercises its Preferential Purchase Right, but fails to consummate the purchase prior to Closing, then Seller shall retain the affected Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets.  As to any Assets retained by Seller hereunder, following Closing if a Preferential Purchase Right is not consummated within the time frame specified in the instrument creating the Preferential Purchase Right, or if the time frame for exercise of the Preferential Purchase Right expires without exercise after Closing, on or before ten (10) business days following such occurrence, Seller shall convey the affected Asset to Buyer effective as of the Effective Time, and Buyer shall purchase the affected Assets and pay the Allocated Value thereof, (after taking into account any adjustment required by Section 2.3) pursuant to the terms of this Agreement.

(ii)                                  Buyer acknowledges that Seller desires to sell all of the Assets to Buyer and that Seller would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as provided in this Agreement.  Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preferential Purchase Right to Buyer unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement.  In furtherance of the foregoing, Seller’s obligation hereunder to sell the Asset affected by a Preferential Purchase Right to Buyer is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preferential Purchase Right; provided, that, nothing in this Agreement extends or applies any Preferential Purchase Right to any portion of the Assets which is not otherwise burdened thereby.  Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1                               Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

“Environmental Defect” means a condition, occurrence, status, matter or defect on, under or relating to a particular Asset that causes a particular Asset to be in violation of an Environmental Law and the cost of Remediation thereof exceeds fifty thousand dollars ($50,000).

“Environmental Law” or “Environmental Laws” means any Law of a Governmental Authority in effect as of the Effective Time relating to (a) pollution or pollution control, including storm water; (b) protection of human health, wildlife, natural resources or the environment; (c) employee health and safety in the workplace (to the extent such health and safety relate to exposure to Hazardous Substances); or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal, release or threat of release of any Hazardous Substance.  Without limiting the foregoing, “Environmental Laws” shall include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f et

seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., and the regulations and orders respectively promulgated thereunder, each as amended as of the Effective Time, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

“Governmental Authority” means any national, state or local government or any subdivision, agency, court, commission, department, board, district, bureau, regulatory authority or other division or instrumentality thereof.

“Hazardous Substances” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any:  (i) chemical, product, material, substance or waste defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, oil and gas exploration and production wastes, natural gas, condensate or crude oil or any components, fractions or derivatives thereof; (iii) asbestos, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, naturally occurring radioactive materials (“NORM”) or radon gas.

“Remediation” or “Remediate” means action taken or to be taken to correct an Environmental Defect at the lowest cost required to bring the Asset into compliance with all applicable Environmental Laws (the “Lowest Cost Response”) (such action including any investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup).  Taking no action shall constitute the Lowest Response Cost if, after investigation, taking no action is determined to be in compliance with all applicable Environmental Laws.

5.2                               Environmental Representation and Warranty.  Except as described on Schedule 5.2, and limited to Seller’s Knowledge with respect to the Non-Operated Properties only, Seller represents and warrants that (a) Seller is in compliance in all material respects with all permits or licenses issued or regulated by the Colorado Oil and Gas Conservation Commission or the Colorado Department of Public Health and Environment, (b) the Assets have been owned and operated by Seller in compliance in all material respects with Environmental Laws (other than those Environmental Laws specifically referenced in subsection (a)), and (c) there are no civil, criminal, or administrative actions, lawsuits, litigation, notices of violation, or proceedings pending, or to Seller’s Knowledge threatened, against Seller or the Assets as a result of the alleged violation of any Environmental Law.

5.3                               Environmental Defect Notice.  On or before the Defect Notice Date, Buyer shall give Seller written notice of an asserted Environmental Defect (an “Environmental Defect Notice”), which written notice shall (i) name the affected Asset with respect to which an Environmental Defect is asserted (each, an “Environmental Defect Property”); (ii) describe the nature of such asserted Environmental Defect in specific detail, including the specific citations of the provisions of the Environmental Laws alleged to be violation or as to which liability is incurred, and the related facts that substantiate such violation or liability; (iii) the Remediation recommended to cure the asserted Environmental Defect, together with any related recommendations from such Buyer’s environmental consultant; and (iv) Buyer’s good faith, proposed calculation of the cost to Remediate each asserted Environmental Defect (the “Environmental Defect Amount”).  To give Seller an opportunity to commence reviewing and Remediating Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and may be supplemented by Buyer prior to the Defect Notice Date.

5.4                               Seller’s Right to Remediate.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate prior to Closing any Environmental Defect of which it has been advised by Buyer on or before the Defect Notice Date.

5.5                               Environmental Defect Determination and Adjustments.  Upon Buyer’s delivery of an Environmental Defect Notice to Seller in conformity with Section 5.3, the Parties shall proceed as follows:

(a)                                 With respect to each Environmental Defect asserted by Buyer to Seller in conformity with Section 5.3, Seller may elect in its sole discretion, on or before the Closing, to:

(i)                                     reach agreement with Buyer on the existence of the Environmental Defect, convey the Environmental Defect Property affected by such Environmental Defect to Buyer at Closing and, subject to Section 5.5(c), reduce the Purchase Price by the Environmental Defect Amount;

(ii)                                  Remediate the asserted Environmental Defect prior to Closing, in which event, at Closing, Seller shall convey to Buyer the Environmental Defect Property in return for full payment of the Allocated Value of such Environmental Defect Property (as reflected in the Purchase Price paid by Buyer in Section 2.1) with no downward adjustment to the Purchase Price for such Environmental Defect Property pursuant to Section 2.3(d) and no further liability of Seller for such Environmental Defect Property;

(iii)                               retain the Environmental Defect Property at Closing, with a reduction to the Purchase Price by the Allocated Value of the Environmental Defect Property, and attempt to Remediate the Environmental Defect prior to the end of the Post-Closing Cure Period.  If Seller Remediates any Environmental Defect prior to the end of the Post-Closing Cure Period, then Seller shall convey the Environmental Defect Property to Buyer, effective as of the Effective Time, and Buyer shall pay Seller the Allocated Value of the Environmental Defect Property less any proceeds from the Environmental Defect Property attributable to the period of time after the Effective Time received and retained by Seller (net of any Operating Expenses paid by Seller attributable to such period) (the “Post-Effective Time Settle-Up Amount”).  If Seller fails to complete Remediation of any Environmental Defect prior to the end of the Post-Closing Period then, (x)

upon mutual agreement of the Parties, Seller shall convey such Environmental Defect Property to Buyer effective as of the Effective Time, and Buyer shall pay Seller the Allocated Value of the Environmental Defect Property, less any Post-Effective Time Settle-Up Amount and less any remaining cost of such Remediation; or (y) if the Parties are unable to agree on the remaining cost of Remediation of such Environmental Defect as determined by Seller, and if neither party seeks to confirm and/or challenge such asserted remaining cost of Remediation pursuant to Section 5.5(b), then Seller shall retain the Environmental Defect Property, which shall become an Excluded Asset; or

(iv)                              challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Amount asserted by Buyer pursuant to Section 5.6.  If Seller elects to challenge the existence of an Environmental Defect and/or Environmental Defect Amount and such dispute has not been resolved as of Closing, at Closing the Purchase Price shall be reduced by the Allocated Value of the Environmental Defect Property, Seller shall retain the Environmental Defect Property, and the Parties shall proceed under the terms of Section 5.6.

(b)                                 In the event Buyer does not agree with whether an Environmental Defect has been Remediated (or, with respect to Section 5.5(a)(iii), Buyer does not agree with the remaining cost of Remediation of an Environmental Defect as determined by Seller where such Remediation of an Environmental Defect was not completed by Seller prior to the end of the Post-Closing Period), then either Party may confirm and/or challenge whether an Environmental Defect has been Remediated or the remaining cost of Remediation pursuant to Section 5.6.  If such confirmation and/or challenge has not been resolved as of Closing, then, at Closing, the Purchase Price shall be reduced by the Allocated Value of the Environmental Defect Property, Seller shall retain the Environmental Defect Property, and the Parties shall proceed under the terms of Section 5.6.

(c)                                  Notwithstanding anything contained in this Agreement, if the Environmental Defect Amount exceeds the Allocated Value of the Environmental Defect Property, either Party may, in its sole discretion, remove such Environmental Defect Property from the Transaction on or before the Closing Date and reduce the Purchase Price by the Allocated Value of such Environmental Defect Property, in which event such Environmental Defect Property shall be retained by Seller and become an Excluded Asset.

(d)                                 Notwithstanding anything contained in this Agreement, there shall be no reduction to the Purchase Price for any Environmental Defects except to the extent that the Aggregate Defect Deductible is exceeded, pursuant to Section 4.3(b), after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to Environmental Defects (but excluding any Environmental Defects Remediated by Seller) in excess of the Aggregate Defect Deductible.

5.6                               Environmental Dispute Resolution.  The Parties agree to resolve disputes regarding the following matters pursuant to this Section 5.6:  (a) the existence and scope of an asserted Environmental Defect, (b) the Environmental Defect Amount, (c) the adequacy of any Remediation of an Environmental Defect by Seller, and (d) the remaining cost of Remediation of an Environmental Defect as expressed in Section 5.5(a)(iii) (collectively “Environmental Disputed Matters”).  The Parties shall attempt to initially resolve all Environmental Disputed Matters through good faith negotiations.  If the Parties cannot resolve any Environmental Disputed Matters prior to Closing, the Environmental Defect Property affected thereby shall be retained by Seller at Closing, the Initial Purchase Price shall be reduced by the Allocated Value of the Environmental Defect Property, and the unresolved Environmental Disputed Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 5.6.  The Parties shall submit the unresolved Environmental Disputed Matters to an environmental consultant or other professional approved in writing by the Parties that is experienced in Remediation at oil and gas properties and that shall not have performed professional services for either Party or any of their respective Affiliates during the previous five (5) years (the “Environmental Expert”). If the Parties are unable to select an Environmental Expert pursuant to the foregoing procedure, the Environmental Expert shall be selected by the Denver, Colorado office of JAG.  The Environmental Expert shall render its decision within twenty (20) business days after submission of the Environmental Disputed Matters, which decision shall be in writing, final and binding upon both Parties, without right of appeal.  In making his or her determination, the Environmental Expert shall be bound by the rules set forth in this Article 5 and may consider such other matters as in the opinion of the Environmental Expert are necessary or helpful to make a proper determination.  The Environmental Expert shall conduct the dispute resolution proceeding by written submissions from the Parties with exhibits, supplemented with appearances by the Parties, if necessary, as the Environmental Expert may deem necessary.  The Environmental Expert shall act as an expert for the limited purpose of determining the disputed Environmental Defect matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  The Parties shall each bear its own legal fees and other costs of presenting its case to the Environmental Expert.  Each Party shall bear one-half of the costs and expenses of the Environmental Expert.  If the Environmental Defect Amount, as finally determined by the Environmental Expert, is less than the Allocated Value of the Environmental Defect Property, Buyer shall pay to Seller an amount equal to the Allocated Value of the Environmental Defect Property, less the Environmental Defect Amount, as finally determined by the Environmental Expert, and Seller shall convey the Environmental Defect Property to Buyer, whereupon Buyer shall have no further claim with respect to such Environmental Defect.  If such Environmental Defect Amount, as finally determined by the Environmental Expert, is more than the Allocated Value of the Environmental Defect Property, Seller shall retain the Environmental Defect Property, whereupon it shall become an Excluded Asset.  All adjustments to the Purchase Price required as a result of any Environmental Expert determination made after Closing pursuant to this Section 5.6 shall be accounted for in the Final Settlement Statement as set forth in Section 2.1(c).

5.7                               Survival of Environmental Representation and Warranty.  The representation and warranty set forth in (a) Section 5.2(a) shall survive for a period of three (3) months following the Closing Date and shall have no further force and effect thereafter, and (b) the remainder of Section 5.2 (excluding Section 5.2(a)) shall survive only until the Closing Date and shall have no further force and effect thereafter.  Any breach by Seller of the representations or warranties set forth in Section 5.2 shall be resolved as if such breach is an Environmental Defect, subject to the dispute resolution set forth in Section 5.6 and subject to the Aggregate Defect Deductible as set forth in Section 5.5(c).

5.8                               Environmental Liabilities and Obligations.  Subject to Section 5.5 and except for prior to the expiration of the applicable survival period, Seller’s indemnification obligations contained in Section 14.3(a), upon Closing, Buyer assumes and hereby agrees to pay, perform, fulfill and discharge (or cause to be paid, performed, fulfilled and discharged) all claims, causes of action, payments, charges, judgments, assessments, liabilities, obligations, losses, damages, penalties, fines, costs and expenses under or pursuant to Environmental Laws in effect prior to, on, or after the Effective Time, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, expenses, losses and damages for personal injury, illness or death, any investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment, or cleanup under or pursuant to Environmental Law, Remediation, property damage, natural resource or environmental (including soil, subsurface soils, sediment, air, groundwater or surface water) damage, release or threatened release of, or exposure to Hazardous Substances, damages to (or modification, repair or replacement of) facilities on the Lands (the “Environmental Losses”), and release each Seller Indemnified Party from all Environmental Losses,  known or unknown, to the extent arising from, based upon, related to, associated with, directly or indirectly caused by or otherwise involving the Assets prior to, at or after the Effective Time, including any Environmental Losses relating in any manner to or arising out of (x) the use, ownership or operation of the Assets and (y) any and all occurrences, circumstances, statuses and matters of defect (including Environmental Defect and any and all Remediation thereof) with respect to the Assets (“Buyer’s Environmental Liabilities”).

5.9                               NORM.  Buyer acknowledges that the Assets have been used for exploration, development and production of Hydrocarbons.  Equipment and sites included in the Assets may contain naturally occurring radioactive material (“NORM”).  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The Wells, materials and Equipment located on the Assets or included in the Assets may contain NORM.  NORM may have come in contact with various environmental media, including, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of NORM from the Assets.

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer.  The term “Knowledge” has the meaning set forth in Section 15.8.  The Assets operated by Seller shall be referred to as the “Operated Properties” and the Assets operated by a third party (a “Third Party Operator”) shall be referred to as the “Non-Operated Properties”.

6.1                               Status of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to carry on its business in the State of Colorado.

6.2                               Power.  Seller has all requisite power and authority to carry on its business as presently conducted.  Assuming the receipt of all Consents and waiver or compliance with all Preferential Purchase Rights, the execution and delivery of this Agreement, the Registration Rights Agreement and the agreements to be executed and delivered by Seller hereunder, do not, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not (i) violate, or be in conflict with, any provision of Seller’s governing documents; (ii) violate, conflict with or constitute a default or event, in each case in any material respect that, with notice or lapse of time or both, would be a default, breach or violation under any term or any provision of any agreement or instrument to which Seller is a Party or by which it or the Operated Properties (or to Seller’s Knowledge, the Non-Operated Properties) are bound; (iii) violate, conflict with or constitute a breach in any material respect of any Laws applicable to Seller or the Operated Properties (or to Seller’s Knowledge, the Non-Operated Properties) or by which either is bound; or (iv) result in the creation or imposition of any adverse material claim or interest, or any Encumbrance of any nature whatsoever, on or affecting Seller other than a Permitted Encumbrance.

6.3                               Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite limited liability company action on the part of Seller.  Assuming the due authorization, execution and delivery by Buyer and Parent, this Agreement constitutes, and at Closing the Registration Rights Agreement and each of the agreements required to be executed and delivered by Seller hereunder will constitute,  Seller’s legal, valid and binding obligation, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

6.4                               Liability for Brokers’ Fees.  Neither Seller nor any Affiliate of Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

6.5                               No Bankruptcy.  There are no bankruptcy, reorganization, liquidation or receivership proceedings pending, being contemplated by Seller, or to the Knowledge of Seller, threatened in writing against Seller or pending, being contemplated by or threatened in writing against any Third Party Operator.

6.6                               Litigation.

(a)                                 There are no actions, suits or proceedings in any court or by or before any Governmental Authority, or to the Knowledge of Seller, threatened in writing, that would reasonably be expected by Seller to impair Seller’s ability to consummate the Transaction or to assume the liabilities to be assumed by Seller under this Agreement.

(b)                                 Except as described on Schedules 5.2 and 6.6, there are no actions, suits or proceedings in any court or by or before any Governmental Authority involving the ownership or operation of the Operated Properties, or to Seller’s Knowledge, the Non-

Operated Properties; nor is Seller (or to Seller’s Knowledge, any Third Party Operator) in default under any order, writ, injunction, or decree of any Governmental Authority.

6.7                               Compliance with Law.  The Operated Properties (and to Seller’s Knowledge, the Non-Operated Properties) have been operated in compliance in all material respects with all applicable statutes, laws (including common law), rules, regulations, ordinances, orders, codes, rulings, writs, injunctions, decrees, judgments and binding policies of any Governmental Authority but excluding any Environmental Laws (collectively “Laws”).  Seller (or to Seller’s Knowledge, any Third Party Operator) has not received any written notice of a violation of any Law applicable to the Assets.  Notwithstanding the foregoing, this Section 6.7 does not relate in any way to (a) tax matters, it being acknowledged and agreed by the Parties that such matters are covered by and dealt with exclusively in Section 6.9 or environmental matters, it being acknowledged and agreed by the Parties that such matters are covered by and dealt with exclusively in Section 5.2.

6.8                               Capital Expenditures.  Except as described on Schedule 6.8 (“Capital Expenditures”), (i) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Time which operations are, individually, estimated to cost two hundred fifty thousand dollars ($250,000) or more, net to Seller’s interest, Schedule 6.8 sets forth, as of the date of this Agreement, all authorities for expenditures that have been delivered by or to Seller (whether made by Seller or by any other Party) to drill additional wells, or to deepen, plug back, rework existing Wells or conduct other operations on the Assets for which all of the activities anticipated in such authorities for expenditures or commitments have not been completed by the date of this Agreement.

6.9                               Taxes.  All Production Taxes that have become due or payable before the Closing Date have been paid, other than Production Taxes which are being contested in good faith.  All Income Taxes and obligations relating thereto that could result in a lien or other claim against any of the Leases and Wells have been paid, unless contested in good faith, in which case, Seller shall retain responsibility therefor.  There are no audits or examinations by a taxing authority pending or, to the Knowledge of Seller, threatened against Seller in respect of Taxes.  No Asset is subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”).  Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax affecting, or which reasonably may be expected to affect, the Assets.  To Seller’s Knowledge, all of the Assets have been properly listed and described on the Property Tax rolls for the Tax units in which the Assets are located and no portion of the Assets constitutes omitted property for Property Tax purposes.  Neither Buyer nor any of its Affiliates will be held liable for any material unpaid Taxes of Seller or with respect to the Assets (other than Production Taxes for the period from and after the Effective Time) as a successor or transferee, by Law, contract, or otherwise.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

6.10                        Imbalance Volumes.  Except for normal immaterial pipeline imbalances that are adjusted by the pipeline each month, as of the Execution Date, there are no oil or gas well or pipeline imbalances which are associated with the Operated Assets, or to Seller’s Knowledge, the Non-Operated Assets.

6.11                        Leases/Surface Access. Except as described on Schedule 6.11, neither Seller, nor to Seller’s Knowledge, any Third Party Operator, has received any written notice of default or breach under (a) any of the Leases, or (b) any of the rights-of-way, licenses, easements, and other surface rights agreements described on Exhibit D, in each case which default or breach has not been cured or remedied to the reasonable satisfaction of the party giving notice.

6.12                        Material Agreements.

(a)                                 Except for the Leases, Schedule 6.12(a) sets forth all material Contracts of Seller and its Affiliates related to the ownership and operation of the Assets that are of the type described below (collectively, the “Material Agreements”):

(1)                                 any Contract that can reasonably be expected to result in aggregate payments by Seller of more than one hundred thousand dollars ($100,000) during the current or any subsequent fiscal year or two hundred fifty thousand dollars ($250,000) in the aggregate over the term of such Contract that cannot be terminated by Seller on ninety (90) days or less notice;

(2)                                 any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than one hundred thousand dollars ($100,000) during the current or any subsequent fiscal year or two hundred fifty thousand dollars ($250,000) in the aggregate over the term of such Contract;

(3)                                 any Hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty on sixty (60) days or less notice;

(4)                                 any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract by which the Assets are bound;

(5)                                 any Contract that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than one hundred thousand dollars ($100,000); and

(6)                                 any Contract with any Affiliate of Seller that will be binding on Buyer after Closing and will not be terminable by Buyer within thirty (30) days or less notice.

(b)                                 Except as set forth on Schedule 6.12(b), there exist no material defaults under the Material Agreements by Seller or, to Seller’s Knowledge, by any other person that is a party to such Material Agreements.

6.13                        Hydrocarbon Sales Contracts.  Except as set forth on Schedule 6.13, no purchaser under any Hydrocarbon sales contract related to the Assets has notified Seller in writing (or, to the Knowledge of Seller, any Third Party Operator) of its intent to cancel, terminate, or renegotiate any such Hydrocarbon sales contract that remains outstanding and there is not currently outstanding failure or refusal to take and pay for Hydrocarbons in the quantities and at the price set out in any such Hydrocarbon sales contract.  Seller is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay”, advance payment or similar provision, gas balancing agreement or any other arrangement to deliver any material amounts of Hydrocarbons without then or thereafter receiving full payment therefor, or to make payment for any material amounts of Hydrocarbons already produced and sold.

6.14                        Royalties, Etc.  Except for the proceeds held in suspense for which the Purchase Price is adjusted pursuant to Section 2.3(c), all Burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes), with respect to the Assets have been timely and properly paid by Seller and, to Seller’s Knowledge, by Third Party Operators with respect to the Non-Operated Properties in accordance with the terms of each applicable Lease and applicable Law, or if not paid, Seller and, to Seller’s Knowledge, the Third Party Operators with respect to the Non-Operated Properties, are contesting such Burdens described on Schedule 6.14 in good faith in the ordinary course of business.

6.15                        Areas of Mutual Interest.  No Asset is subject to (or has related to it) any area of mutual interest agreement, farmout agreement, farmin agreement, participation agreement or similar agreement under which any party thereto may be entitled to receive an interest in the Assets after the Effective Time.

6.16                        Required Consents.  All of the Required Consents pertaining to the Assets are set forth on Schedule 4.6(a).

6.17                        Insurance.  As of the Execution Date, Seller has maintained, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage in amounts and on terms that are commercially reasonable and customary in the circumstances.

6.18                        Governmental Authorizations.  Except as described on Schedule 6.18, Seller, and to Seller’s Knowledge, each Third Party Operator with respect to Non-Operated Properties, have timely filed for or obtained and are maintaining all material federal, state and local governmental licenses, permits, orders, legally enforceable policies, exemptions, variances, waivers, authorizations, certificates, and consents that are presently required for the operation of the Assets by Seller as currently operated by Seller or by such Third Party Operator, as applicable (collectively “Governmental Authorizations”).

6.19                        Plugging and Abandonment.  With respect to the Operated Properties, Seller has not abandoned or agreed to abandon, any Wells since the Effective Time, and, except as set forth in Schedule 6.19, there are no dry holes, shut-in, inactive, abandoned or previously plugged wells located on the Leases or Lands, other than wells that have been or will be prior to Closing properly plugged and abandoned in compliance with all applicable Laws.

6.20                        Payout Balances.  Schedule 6.20 contains a list of the estimated status of any “payout” balance (net to Seller’s interests), as of the dates set forth in Schedule 6.20, of any Well or Unit subject to any reversion, back-in or after payout working interest, convertible interest or other adjustment to occur at a defined level of cost recovery, payout, passage of time or other event (other than termination of a Lease by its terms).  It is acknowledged that the foregoing representation and warranty is made to the Knowledge of Seller with respect to Non-Operated Properties.

6.21                        Expenses.  There are no lease operating expenses, capital expenses, joint interest billings and other operating costs and expenses attributable to the ownership and operation of the Assets for the period at and after the Effective Time and in excess of one hundred thousand dollars ($100,000) that Seller has failed to pay in a timely manner before becoming delinquent, except such costs and expenses as are disputed in good faith by Seller in the ordinary course of business as set forth in Schedule 6.21.

6.22                        Investment Representations.

(a)                                 Seller is acquiring the Stock Consideration and, if applicable, the Additional Stock Consideration, for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws, subject, however, to such Seller’s right at all times to sell or otherwise dispose of all or any part of the Stock Consideration and, if applicable, the Additional Stock Consideration, under a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder).  Seller is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.  Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock Consideration and, if applicable, the Additional Stock Consideration.  Seller acknowledges that the Stock Consideration and, if applicable, the Additional Stock Consideration, have not been registered under the Securities Act or any state securities laws and that the Stock Consideration may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state securities Laws or pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to an exemption from registration under the Securities Act and any applicable state securities Laws.

(b)                                 Seller understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Stock Consideration and, if applicable, the Additional Stock Consideration, and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THEY

MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

6.23                        Certain Disclaimers.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 5.2 AND ARTICLE 6 AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE CONVEYANCE (BUT SUBJECT TO THE LIMITATIONS SET FORTH IN THE CONVEYANCE WITH RESPECT THERETO), (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SUCH PERSON BY ANY MEMBER OF SELLER INDEMNIFIED PARTIES).

(b)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 5.2 AND ARTICLE 6 AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE CONVEYANCE (BUT SUBJECT TO THE LIMITATIONS SET FORTH IN THE CONVEYANCE WITH RESPECT THERETO), WITHOUT LIMITING THE GENERALITY OF SECTION 6.23, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY

OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER, ANY OF ITS AFFILIATES OR ANY THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING, ANY BUYER’S REPRESENTATIVE) IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH ARTICLE 3), AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES) WAIVES ALL RIGHTS OF A PURCHASER UNDER LAW TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR OTHER CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)                                  EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 5, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAVE NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM (OR THE RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT) OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(d)                                 SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.23 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE 7
BUYER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES

Buyer and Parent each make the following representations and warranties (for purposes of this Article 7, each of Buyer and Parent is making representations and warranties only as to itself):

7.1                               Organization and Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and is duly qualified to carry on its business in Colorado.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and is duly qualified to carry on its business in Colorado.

7.2                               Power.  Each of Buyer and Parent has all requisite power and authority to carry on its business as presently conducted.  The execution and delivery of this Agreement, the Registration Rights Agreement and the agreements to be executed and delivered by Buyer and Parent hereunder do not, and the fulfillment of and compliance with the terms and conditions hereof and thereof will not (i) violate, or be in conflict with, any provision of Buyer’s or Parent’s governing documents; (ii) violate, conflict with or constitute a default or event in any material respect that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any agreement or instrument to which Buyer or Parent is a party or by which either is bound; (iii) violate, conflict with or constitute a breach in any material respect of any Laws applicable to Buyer or Parent or by which either is bound; or (iv) result in the creation or imposition of any adverse material claim or interest, or any Encumbrance of any nature whatsoever, on or affecting Buyer or Parent.

7.3                               Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Buyer and Parent hereunder and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and Parent.  Assuming the due authorization, execution and delivery by Seller, this Agreement constitutes, and at Closing the Registration Rights Agreement and each of the agreements required to be executed and delivered by Buyer and Parent hereunder will constitute, Buyer’s and Parent’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

7.4                               Liability for Brokers’ Fees.  Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

7.5                               Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, or Governmental Authority pending or, to Buyer’s or Parent’s Knowledge, threatened against it before any Governmental Authority that materially impedes or is likely to materially impede Buyer or Parent’s ability to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement and to assume the liabilities to be assumed by it under this Agreement.  Except for matters involving less than ten million dollars ($10,000,000) or as set forth on Schedule 7.5, neither Parent nor any of its subsidiaries is a party to any, and there is no pending, or to the Knowledge of Parent threatened, action, suit, proceeding, claim or investigation by any person, entity, or Governmental Authority against Parent or any of its subsidiaries or to which any of their assets are subject.

7.6                               NYSE Listing.  Parent’s common stock, par value $0.001 per share, is listed on the New York Stock Exchange (“NYSE”), and Parent has not received any notice of delisting.

7.7                               Issuance of Stock Consideration.  The Stock Consideration and, if applicable, the Additional Stock Consideration, when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all liens, pledges, claims, restrictions, charges, preemptive, preferential or similar purchase rights, security interests, hypothecations and or encumbrances of any nature whatsoever, other than (i) restrictions on transfer under applicable state and federal securities laws and (ii) those as are created by or related to Seller.

7.8                               Buyer’s Stock.  Parent is the record and beneficial owner of all of the limited liability company interests in Buyer.

7.9                               Consents.  No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or the Registration Rights Agreement by Parent or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Parent.

7.10                        Capitalization.  The authorized capitalization of Parent consists of (i) 225,000,000 shares of common stock, par value $0.001 per share, of which 40,389,592 shares were issued and outstanding as of May 5, 2014 and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding as of May 5, 2014.

7.11                        Regulatory Matters; Reports. Parent has filed all reports, schedules, forms, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that were required to be filed since January 1, 2013 with the SEC and the New York Stock Exchange (together with the exhibits and other information incorporated therein, the “Parent SEC Documents”). No such Parent SEC Document, at the time filed or furnished (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, taken as a whole, in light of the circumstances under which they were made, not misleading, except that information in the Parent SEC Documents as of a later date (but before the date of this Agreement) shall be deemed to modify information in the Parent SEC Documents as of an earlier date.  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), all Parent SEC Documents complied as to form in all material respects with the regulations of the SEC with respect thereto.

7.12                        Financial Statements. Each of the consolidated financial statements of Parent and its subsidiaries included (or incorporated by reference) in the Parent SEC Documents (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its consolidated subsidiaries, taken as a whole, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) have been prepared in accordance with generally accepted accounting principles in the United States of America as in effect from time to time (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

7.13                        Undisclosed Liabilities.  Neither Parent nor any of its subsidiaries has any liability or obligation required under GAAP to be reflected or reserved against on the consolidated balance sheet of Parent (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, or (iii) liabilities in connection with this Agreement and the transactions contemplated hereby.

7.14                        No Parent Material Adverse Condition.  Since December 31, 2013, there has not occurred any Parent Material Adverse Condition and, to the Knowledge of Parent, no circumstances presently exist which would reasonably be expected to cause a Parent Material Adverse Condition.  “Parent Material Adverse Condition” shall mean a condition having a material adverse effect on the financial condition, operations, business or prospects of Parent, other than any condition resulting from (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interests or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a Governmental Authority; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; (k) a change in Laws and any interpretations thereof from and after the Execution Date; and (l) natural declines in well performance.

7.15                        Absence of Registration Rights.  Except as set forth on Schedule 7.15, there are no shelf, demand, piggyback or other registration rights with respect to any common stock of Parent outstanding as of the date hereof.

7.16                        Buyer’s Evaluation.

(a)                                 Review.  Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Buyer acknowledges that Seller has not made any representations or warranties as to the Records except as otherwise provided herein and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Assets, projections as to future events or other internal analyses or forward looking statements.

(b)                                 Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction including without limitation its own estimate and appraisal of the extent and value of the Hydrocarbon reserves associated with the Assets.

7.17                        Reserve Report.  The data relating to the oil and gas properties of Parent on which the reserve report prepared by Netherland, Sewell & Associates. Inc. referred to in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Reserve Report”) was based was accurate in all material respects at the time such data was provided to Netherland, Sewell & Associates. Inc. With respect to the proved reserves reflected in the Reserve Report, the Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1                               Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer as follows:

(a)                                 Operations Prior to Closing.  Except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned) or provided in this Agreement, from the Execution Date until Closing (the “Interim Period”), Seller will use all reasonable efforts to cause the Operated Properties to be operated in a good and workmanlike manner consistent with past practices and in compliance in all material respects with applicable Laws.  During the Interim Period, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations and Seller shall obtain Buyer’s written consent (which consent shall not be unreasonably delayed, withheld or conditioned) to capital expenditures in excess of two hundred fifty thousand dollars ($250,000) per activity or operation conducted on the Assets, net to Seller’s interest, exclusive of the Capital Expenditures listed on Schedule 6.8.

(b)                                 Restriction on Operations.  Subject to Section 8.1(a), unless Seller obtains the prior written consent of Buyer (which consent shall not be unreasonably delayed, withheld or conditioned) to act otherwise, Seller will not (i) except for the Capital Expenditures listed on Schedule 6.8, propose or approve any operations on the Assets anticipated in any instance to cost more than two hundred fifty thousand dollars ($250,000) per operation, net to Seller’s interest (excepting emergency operations and operations required (A) under presently existing Contracts or Leases, (B) under Law or (C) undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order, in each case, with notice to Buyer as promptly thereafter as is practicable), (ii) abandon, encumber (other than Permitted Encumbrances), convey (including, without limitation, any overriding royalty interest or other Burden on the Assets), dispose of, farmout, sell or remove from the Lands, any Asset (other than the sale or disposition of (A) equipment in the ordinary course of business consistent with past practices where the same has become obsolete, is otherwise no longer necessary for the operation of the Assets, or is replaced by equipment with items of at least equal suitability or (B) Hydrocarbons produced from the Assets in the ordinary course of business), (iii) consent to letting lapse or materially modify any insurance now in force with respect to the Assets, or (iv) materially modify or terminate any Material Agreement (unless such agreement terminates in accordance with its terms), or enter into any agreement that would constitute a Material Agreement (v) make any non-consent elections with respect to operations affecting the Assets, (vi) relinquish any operating rights or other material rights under any Material Agreement with respect to the Assets, (vii) subject any of the Assets to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code, or (viii) settle or compromise any claim or proceeding attributable to any of the Assets unless such claim or proceeding involves monetary Losses only in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000).

Buyer acknowledges that Seller owns undivided interests in the assets and properties comprising the Assets, and Buyer agrees that the acts or omissions of other Working Interest owners shall not constitute a breach of the provisions of this Section 8.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner consistent with the provisions of this Section 8.1. The Parties hereby acknowledge and agree that nothing in this Section 8.1 (or otherwise in this Agreement) shall require Seller to pay any monies, conduct any operations or otherwise take any action necessary or advisable to maintain any Lease beyond its primary term.

(c)                                  Restriction on Operation of Retained Properties.  With respect to any Assets retained by Seller at Closing pursuant to the terms hereof, other than Assets that become Excluded Assets at or prior to Closing, Seller shall be bound by the provisions of Sections 8.1(a) and 8.1(b) after Closing with respect to such retained Assets, until such retained Assets are conveyed to Buyer or become an Excluded Asset, pursuant to the terms hereof.

(d)                                 Consents.  For the purposes of obtaining the written consents required in this Section 8.1, Seller should address any requests or notices regarding consents to both

William J. Cassidy and Christopher I. Humber.  Such consents may be obtained in writing by overnight courier or given by facsimile or electronic transmission.

(e)                                  Status.  Seller will not agree to or enter into any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(f)                                   Notices of Claims.  Seller shall promptly notify Buyer, if during the Interim Period Seller receives written notice of any claim, suit, action or other proceeding affecting the Assets or written notice of any default under the Leases or Contracts.  Seller shall notify Buyer of any written proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

(g)                                  Audit Rights.  Seller shall cooperate with Buyer and make available, during normal business hours, to Buyer and Buyer’s Representatives prior to and for a period of twelve (12) months following Closing any and all existing information and documents relating to revenues and expenses attributable to the Assets and in the possession of Seller (subject to the rights of third parties) that Buyer may reasonably require to comply with Buyer’s Tax and financial reporting requirements and audits, including any filings with any Governmental Entity and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934.  Without limiting the generality of the foregoing, Seller will use commercially reasonable efforts after execution of this Agreement and following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit or review of any revenue and expense records pertaining to the Assets that Buyer or any of its Affiliates requires to comply with their Tax, financial and other reporting requirements.  Seller’s cooperation will include (i) reasonable access during normal business hours to Seller’s employees and representatives designated by Seller who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to allow Buyer’s Auditor to issue an opinion with respect to its audit or review.

(h)                                 Successor Operator.  Promptly after Closing, at Buyer’s request, Seller shall send notices (in form mutually agreed to by Buyer) to co-owners, if any, of the Operated Properties stating that Seller is resigning as operator, as promptly as practicable thereafter effective upon the Closing Date, and providing notice that Buyer is nominated to become (or to the extent governed by an operating agreement or similar agreement, recommending that Buyer be elected) successor operator for the Operated Properties.  Seller makes no representations or warranties to Buyer as to the transferability of operatorship of the Operated Properties, as rights and obligations associated with the Operated Properties may be governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

(i)                                     Pay-Off Letters; Release of Indebtedness.  Seller will request each holder of Indebtedness set forth on Schedule 8.1(i) to prepare and deliver to Buyer the Pay-Off Letters, at least one (1) business day prior to the Closing Date, setting forth (i) the amounts required to be paid at the Closing to the holder of such Indebtedness pursuant to the terms of such Indebtedness and (ii) the commitment of such creditor to release all Liens, if any, which they may hold on any of the Assets immediately upon receipt of all payments validly owing to each holder of Indebtedness as provided for in the Pay-Off Letters, which Pay-Off Letters will be updated, as necessary, up to Closing.  “Indebtedness” means, without duplication, with respect to the Assets, the outstanding principal amount of, accrued and unpaid interest on, discounts, fees, and penalties on, and any other payment obligations relating to the Assets existing under any and all of the following, whether or not contingent: (A) indebtedness for borrowed money, (B) payment obligations evidenced by notes, bonds, debentures or similar contractual arrangements and (C) guarantees or other commitments or obligations by which Seller assures a creditor against the items described in clause (A) or (B) preceding.

8.2                               Covenants and Agreements of Buyer and Parent.

(a)                                 Buyer will not agree to or enter into any legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(b)                                 Governmental Bonds and Third Party Deposits.  Buyer understands and acknowledges that none of the bonds, letters of credit, guarantees, deposits and other pre-payments posted by Seller or any of its Affiliates with any Governmental Authorities or any other third parties and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain replacements (and deliver to Seller evidence of such replacements) for the bonds, letters of credit, guarantees, deposits and other pre-payments described on Schedule 8.2.  On or prior to Closing, Buyer shall become qualified under Law to operate the Assets.

(c)                                  Access to Records.  Buyer will provide Seller, its Affiliates and its and their officers, employees and representatives with access (for review and copying at Seller’s expense), during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 14.3.

(d)                                 Registration Rights Agreement.  At Closing, Parent will deliver to Seller a registration rights agreement in the form of Exhibit F hereto (the “Registration Rights Agreement”).

8.3                               Covenants and Agreements of the Parties.

(a)                                 Confidentiality; Publicity.  The Parties are currently subject to a previously executed Confidentiality Agreement dated February 26, 2014, which covers the confidential information of Seller, and will remain in full force and effect following execution of this Agreement, except to the extent in conflict with the terms of this Agreement (and in the case of such a conflict, the terms of this Agreement shall control), and will control in the event of a termination of this Agreement.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party without the prior written consent of the other Party, unless required by Law or stock exchange rules in which case Buyer and Seller shall both have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

(b)                                 Casualty Loss.

(i)                                     Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Equipment due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(ii)                                  After the Execution Date but prior to Closing, if an Asset is destroyed by fire or other casualty or is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), and the value of such Casualty Loss exceeds five hundred thousand dollars ($500,000), Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, it will be considered an Excluded Asset and the Purchase Price shall be reduced by the Allocated Value of such Asset. If Buyer elects to purchase such Asset or the value of such Casualty Loss is less than $500,000, and the Closing thereafter occurs, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar grade and utility), less all insurance proceeds which Seller shall cause to be paid to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss with respect to affected personal property and, in such event, Seller shall be entitled to all insurance proceeds. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility.  If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof, and Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against third parties for the recovery of Seller’s costs and expenses incurred prior to Closing in curing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against third parties.

(c)                                  HSR Act.  If applicable, within five business days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), as applicable, the notification and report form required for the transactions contemplated by this Agreement by the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and request early termination of the waiting period thereunder.  Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act.  Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby.

(d)                                 Cooperation and Good Faith.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer and Seller will use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions, including using reasonable efforts to: (i) cause the conditions set forth in Article 10 to be satisfied and (ii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, however, that the foregoing provisions of this Section 8.3(d) will not require any Party to perform, satisfy or discharge any obligations of any other Party under this Agreement or otherwise.

(e)                                  Updates to Schedules.  At any time up until the Defect Notice Date, Seller may supplement Schedule 6.6 (only with respect to the representation made in Section 6.6(b)), Schedule 6.11 or Schedule 6.13 with matters (i) first occurring or initially arising after the Effective Time and (ii) solely outside of the control of Seller and unrelated to any action or inaction in the party of Seller, by furnishing such supplemented Schedule to Buyer pursuant to Section 15.3 (and such supplemented information shall be deemed to amend this Agreement for all purposes); provided that, any information set forth on such supplemented Schedule shall be disregarded for purposes of determining whether the condition set forth in Section 10.2 has been satisfied, but not otherwise.

(f)                                   Notifications.  Each Party agrees that, from and after the date hereof until the earlier of the Closing and termination of this Agreement in accordance with the terms and provisions of Section 11.1, it will promptly notify the other Party in writing of any event, change or circumstance of which it obtains Knowledge that has a reasonable likelihood to cause a failure of any of the conditions set forth in Sections 10.1 or 10.2. Notwithstanding the foregoing, the failure of any Party to give the other Party any such notice shall not constitute a breach of this Agreement so long as such Party’s ability to cure is not materially harmed by the first Party’s failure to provide such notice.

ARTICLE 9
TAX MATTERS

9.1                               Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above, and (d) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (a), (b), or (c).

“Production Taxes” means all Severance Taxes and Property Taxes.

“Property Taxes” means all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes.

“Seller Taxes” means any (i) Income Taxes imposed by any applicable Law on Seller, Seller’s Affiliates or any consolidated, combined or unitary group of which Seller is or was a member; (ii) any Production Taxes (other than Settled Production Taxes) allocable to Seller pursuant to Sections 9.2 or 9.3; (iii) any Transfer Taxes allocated to Seller pursuant to Section 9.4; and (iv) any Taxes (other than Income Taxes and Production Taxes) attributable to the ownership or operation of the Assets prior to the Effective Time.

“Severance Taxes” means all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.

“Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Transfer Taxes” means any and all transfer Taxes (excluding Income Taxes, Severance Taxes and Property Taxes), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

9.2                               Apportionment of Property Taxes.

(a)                                 The Parties acknowledge that State of Colorado Property Taxes assessed with respect to certain of the Assets in any year are measured by the preceding year’s production and sales of Hydrocarbons and are payable in the following year (“Oil and Gas Property Taxes”).  Oil and Gas Property Taxes other than Settled Oil and Gas Property Taxes shall be the responsibility of the Party that owned the applicable Asset during the taxable period or portion thereof for which the Tax is assessed.  2013 Oil and Gas Property Taxes, payable in 2014, are based on 2012 production and sales of Hydrocarbons, and shall be allocated entirely to Seller.  2014 Oil and Gas Property Taxes, payable in 2015, are based on 2013 production and sales of Hydrocarbons and shall be allocated between Seller and Buyer in accordance with their proportionate ownership periods with respect to the applicable Assets during 2014, before and at and after, the Effective Time.  2016 and future Oil and Gas Property Taxes shall be borne entirely by Buyer.  For the purpose of calculating the Closing Amount under Section 2.3 and the Final Purchase Price under Section 13.1, 2014 Oil and Gas Property Taxes, which are determined by reference to 2013 production and sales, and are payable in 2015, shall be estimated based on the then-current mill levies and the portion of the 2014 taxable period occurring prior to the Effective Time with the resulting Purchase Price adjustment under Section 13.1 to be considered full and final settlement of all such Oil and Gas Property Taxes without regard to the actual Tax rates or assessments; provided that, if the actual amounts of such production and mill levies are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement, and such estimated amounts, together with any other Oil and Gas Property Taxes taken into account on the Final Settlement Statement, shall thereupon become full and final settlement of Seller’s responsibility for 2013 and 2014 Oil and Gas Property Taxes (the “Settled Oil and Gas Property Taxes”) for purposes of this Agreement.

(b)                                 Property Taxes other than those described in clause (a) (“Other Property Taxes”) shall be deemed attributable to the period during which ownership of the applicable Assets gives rise to liability for such Other Property Taxes, and liability therefor allocated to Seller for all periods or portion thereof ending prior to the Effective Time and to Buyer for all periods or portion thereof beginning on or after the Effective Time or portion thereof.  To the extent the actual amount of an Other Property Tax that is attributable to a period ending prior to the Effective Time (but not due and payable prior to the Closing) is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Other Property Tax pursuant to Section 2.3 and/or Section 13.1, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Other Property Tax for purposes of such adjustment, and the amount of such Other Property Tax used for purposes of Section 2.3 and/or Section 13.1 shall be considered full and final settlement of Seller’s responsibility for such Other Property Tax without regard to the actual Tax rates or assessments (the “Settled Other Property Taxes,” and together with the Settled Oil and Gas Property Taxes, the “Settled Property Taxes”).

(c)                                  Buyer shall be entitled to all rights to any refunds of (i) Property Taxes allocable to Buyer pursuant to this Section 9.2 regardless of when received, and (ii) Settled Property Taxes.  Seller shall be entitled to all rights to any refunds of Property Taxes allocated to Seller pursuant to this Section 9.2 other than refunds of Settled Property Taxes.  After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Property Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Property Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Property Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any Property Taxes described in the first sentence of this Section 9.2(c) shall be payable by Buyer.

9.3                               Apportionment of Severance Taxes.  Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for Severance Taxes at and after the Effective Time.  For the purpose of calculating the Closing Amount under Section 2.3 and the Final Purchase Price under Section 13.1, Severance Taxes for which the actual liability amount is not known as of such time shall be estimated based on current Colorado Severance Tax rates with the resulting Purchase Price adjustment under Section 13.1 to be considered full and final settlement of all such Taxes without regard to the actual Tax rates or assessments; provided that, if the actual amounts of the applicable Severance Tax rates are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Closing Statement, and such estimated amounts, and the amount of other Severance Taxes taken into account on the Final Settlement Statement, shall thereupon become full and final settlement of Seller’s responsibility for such Severance Taxes (the “Settled Severance Taxes,” and together with the Settled Property Taxes, the “Settled Production Taxes”) for purposes of this Agreement.  Buyer shall be entitled to all rights to any refunds of (i) Severance Taxes allocable to Buyer pursuant to this Section 9.3 regardless of when received, and (ii) Settled Severance Taxes.  Seller shall be entitled to all rights to any refunds of Severance Taxes allocated to Seller pursuant to this Section 9.3 other than refunds of Settled Severance Taxes.  After Closing, Buyer shall timely file or cause to be filed all Tax Returns for Severance Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Severance Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Severance Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any Settled

Severance Taxes or Severance Taxes imposed with respect to production at and after the Effective Time shall be payable by, Buyer.

9.4                               Transfer Taxes.  Seller and Buyer agree to use their commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes required to be paid in connection with the sale or transfer of the Assets pursuant to this Agreement.  To the extent any such Transfer Taxes exist, Buyer and Seller shall each bear 50% of any such Transfer Taxes that result from, relate to, or arise in connection with the sale and transfer of the Assets pursuant to this Agreement and the other transactions contemplated hereby.  Seller and Buyer shall cooperate with one another in the preparation of any necessary Tax returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes).

9.5                               Income Taxes.  Each Party shall be responsible for its own Income Taxes.

9.6                               Allocations for Federal Income Tax Purposes.  The Parties acknowledge that, under Section 1060 of the Code, the Parties must report information regarding the allocation of the Purchase Price and any other amounts treated as consideration for federal Income Tax purposes (collectively, the “Allocation Amount”) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal Income Tax returns for the Tax period which includes the Closing Date.  The Parties agree that the Allocation Amount shall be allocated among the Assets for Tax purposes in accordance with an allocation schedule substantially consistent with Schedule 2.2 (the “Allocation Schedule”).  The Allocation Schedule shall be revised in a manner consistent with Section 1060 of the Code to take into account any adjustments to the Purchase Price pursuant to this Agreement, including any indemnification payments pursuant to Article 14.  The Parties shall each prepare their respective Forms 8594 with respect to transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule.  The Parties shall not take any Income Tax position (whether in audits, on Tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

9.7                               Post-Closing Tax Matters.  After Closing, each Party shall:

(a)                                 reasonably cooperate and assist the other (i) in preparing any Tax returns relating to any Tax relating to the Assets or the transfer of the Assets pursuant to this Agreement, and (ii) in qualifying for any exemption or reduction in Tax that may be available; provided that, with respect to any Tax return that is prepared and filed by Buyer after Closing and for which Seller may have a liability, Seller shall be entitled to review and provide reasonable comments with respect to such Tax return prior to its filing;

(b)                                 reasonably cooperate in preparing for any audits, examinations or other Tax proceedings by, or disputes with, Tax authorities regarding any Tax relating to the Assets or the transfer of the Assets pursuant to this Agreement;

(c)                                  make available to the other, and to any Tax authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the transfer of the Assets pursuant to this Agreement;

(d)                                 provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

(e)                                  allow the other Party to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other Party, which may not be unreasonably withheld, conditioned or delayed.

9.8                               Withholding Taxes.  Buyer shall be entitled to deduct or withhold from any payments to Seller hereunder any Taxes that Buyer determines, in its reasonable discretion, are required by applicable Law to be deducted or withheld; provided, however Buyer will provide at least ten (10) days’ notice to Seller if any amounts will be withheld.  If Buyer is required to withhold or deduct an amount for or on account of Tax from any payment due under this Agreement, the amount deducted or withheld will be treated as paid to Seller for all purposes of this Agreement.  Buyer and Seller agree that as of the date of this Agreement, there is no Tax that Buyer is required by applicable Law to be deducted or withheld by Buyer at Closing.

9.9                               Section 1031 Exchange.  If either Party hereto elects (the “Electing Party”) to accomplish the Transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (a “Like-Kind Exchange”), the Electing Party shall so notify the other Party hereto in writing, and such other Party hereto (the “Cooperating Party”) agrees to cooperate, as set forth below, with the Electing Party in complying with the requirements under Section 1031 of the Code to effect a Like-Kind Exchange.  In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys’ fees and costs of litigation, that the Cooperating Party may suffer or incur by reason of such cooperation or Like-Kind Exchange.  Buyer and Seller expressly reserve the right to assign their rights, but not their obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) or an Exchange Accommodation Titleholder as provided in Rev. Proc. 2000-37, 2000-2 C.B. 308 on or before the Closing.  The Cooperating Party agrees to cooperate, but at no cost, expense or risk to the Cooperating Party, and take any actions reasonably requested by the Electing Party, to cause the Transaction, in whole or in part, to be consummated as and to qualify as a Like-Kind Exchange, including (a) permitting this Agreement to be assigned to a Qualified Intermediary or Exchange Accommodation Titleholder and (b) conveying the Assets to, or at the direction of, the Qualified Intermediary or Exchange Accommodation Titleholder.  In no event, however, shall (i) any Like-Kind Exchange extend, delay or otherwise adversely affect the Closing, (ii) the Cooperating Party be required to take title to any other property in connection with such Like-Kind Exchange, or (iii) any of the foregoing release any Party from, or modify, any of the Parties’ respective liabilities and obligations (including indemnity obligations to each other) under this Agreement.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1                        Seller’s Conditions.  The obligations of Seller at Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a)                                 All representations and warranties of Buyer and Parent contained in this Agreement are true and correct in all material respects (other than any such representations and warranties of Buyer that are qualified by materiality, which, to the extent so qualified, shall be true and correct in all respects) at and as of the Closing Date (other than any such representations and warranties of Buyer that are made as of a specified date, which, if not qualified by materiality need only be true and correct in all material respects as of such specified date, or, if qualified by materiality need only be true and correct in all respects as of such specified date);

(b)                                 Each of Buyer and Parent has performed and satisfied (in all material respects) all covenants and agreements required by this Agreement to be performed and satisfied by Buyer and/or Parent at or prior to Closing, including, but not limited to, all obligations pertaining to Consents and Preferential Purchase Rights pursuant to Sections 4.6(a) and 4.6(b);

(c)                                  No order has been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing; and

(d)                                 All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and to be filed, occurred or obtained prior to Closing will have been filed, occurred, or been obtained.

10.2                        Buyer’s Conditions.  The obligations of Buyer and Parent at Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a)                                 All representations and warranties of Seller contained in this Agreement are true and correct in all material respects (other than any such representations and warranties of Seller that are qualified by materiality, which, to the extent so qualified, shall be true and correct in all respects) at and as of the Closing Date (other than any such representations and warranties of Buyer that are made as of a specified date, which, if not qualified by materiality, need only be true and correct in all material respects as of such specified date, or, if qualified by materiality, need only be true and correct in all respects as of such specified date);

(b)                                 Seller has performed and satisfied (in all material respects) all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing, except for the Additional Stock Covenant;

(c)                                  No order has been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

(d)                                 All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and to be filed, occurred or obtained prior to Closing will have been filed, occurred, or been obtained.

ARTICLE 11
RIGHT OF TERMINATION

11.1                        Termination.  This Agreement may be terminated in accordance with the following provisions:

(a)                                 by mutual written consent of the Parties;

(b)                                 by Seller, if Seller’s conditions set forth in Section 10.1 are not satisfied or are not capable of satisfaction at such time through no fault of Seller, or are not waived by Seller, as of the Closing Date;

(c)                                  by Buyer, if Buyer’s conditions set forth in Section 10.2 are not satisfied or are not capable of satisfaction at such time through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

(d)                                 by Seller, if, through no fault of Seller, Closing does not occur on or before September 18, 2014;

(e)                                  by Buyer, if, through no fault of Buyer, Closing does not occur on or before September 18, 2014;

(f)                                   by Buyer, or Seller, as the case may be, in the event that the aggregate reduction to the Purchase Price due to Title Defects, Environmental Defects, Net Casualty Losses, Required Consents and Preferential Purchase Rights exceeds twenty percent (20%) of the unadjusted Purchase Price;

provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party is at such time in material breach of any provision of this Agreement.

If Buyer or Seller terminates this Agreement pursuant to this Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

11.2                        Liabilities Upon Termination.

(a)                                 Buyer’s Default.  If Closing does not occur because (i) Seller terminates this Agreement pursuant to Section 11.1(b) based upon Buyer wrongfully failing to tender performance at Closing or otherwise breaching this Agreement prior to Closing and all of the conditions to Closing under Section 10.2 have been satisfied or waived, or (ii) Seller terminates this Agreement pursuant to Section 11.1(d), and at the time of such assertion of termination Buyer has no existing right to assert termination under Section 11.1(c), 11.1(e) or 11.1(f), or is in material breach of any provision of this Agreement, and in each case, Seller is not in material breach of any provision of this Agreement and is willing and able to close, Escrow Agent shall disburse the Deposit, and all interest accrued thereon, to Seller as liquidated damages as its sole and exclusive remedy for Buyer’s breach of this Agreement and as full and final settlement of all liabilities associated with Buyer’s breach of this Agreement or obligation to purchase the Assets.  The Parties agree that the damages that would be suffered by Seller as a result of Buyer’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty.  Buyer’s failure to Close shall not be considered wrongful if (i) Buyer’s conditions under Section 10.2 are not satisfied, or are not capable of satisfaction at such time, through no fault of Buyer, and are not waived by Buyer, or (ii) Buyer has the right to terminate or has terminated this Agreement as of right under Section 11.1.

(b)                                 Seller’s Default; Other Termination.  If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is willing and able to close, Escrow Agent shall disburse the Deposit, and all interest accrued thereon, to Buyer, and Buyer shall be entitled to either (i) terminate this Agreement and seek damages from Seller or (ii) seek the equitable remedy of specific performance.  Seller’s failure to Close shall not be considered wrongful if (i) Seller’s conditions under Section 10.1 are not satisfied, or are not capable of satisfaction at such time, through no fault of Seller, and are not waived by Seller; or (ii) Seller has the right to terminate or has terminated this Agreement as of right under Section 11.1.

(c)                                  Other Termination.  If this Agreement is terminated pursuant to Article 11 for any reason other than as provided in Section 11.2(a), Seller and Buyer shall jointly instruct the Escrow Agent to refund the Deposit with the interest accrued thereon to Buyer within two (2) business days after the date of termination.

ARTICLE 12
CLOSING

12.1                        Date of Closing.  The “Closing” of the Transaction shall be held on July 8, 2014, or such other date as the Parties may agree.  The date Closing actually occurs is referred to herein as the “Closing Date.”  Notwithstanding the foregoing, Seller shall have the unilateral right to extend the Closing Date to July 15, 2014 if the Additional Stock Covenant has not been satisfied as of July 8, 2014.

12.2                        Place of Closing.  The Closing shall be held at the offices of Seller in Denver, Colorado or at such other place as the Parties may agree in writing.

12.3                        Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller shall execute, acknowledge and deliver to Buyer, and Buyer will execute, (i) an Assignment, Conveyance and Bill of Sale of the Assets (the “Conveyance”), effective as of the Effective Time, substantially in the form of Exhibit E; and (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including without limitation, federal and state forms of assignment, in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Buyer and Seller;

(b)                                 Seller and Buyer shall each deliver a certificate duly executed by an officer thereof confirming that the conditions set forth in Sections 10.2(a) and (b) and 10.1(a) and (b), respectively, have been satisfied;

(c)                                  the Parties shall execute and deliver the Preliminary Settlement Statement agreed to in accordance with Section 2.3;

(d)                                 if requested by Buyer, Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof prepared by Buyer and reasonably acceptable to Seller notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(e)                                  the Parties shall execute and deliver to Buyer all required change of operator forms and notices prepared by Buyer and reasonably acceptable to Seller;

(f)                                   Seller shall execute and deliver to Buyer (i) a certificate of non-foreign entity status whereby Seller certifies that it is not a “foreign person” within the meaning of Section 1445 of the Code, and (ii) a Colorado Form DR 1083 certifying that Seller is not subject to withholding pursuant to Colo. Rev. Stat. § 39-22-604.5;

(g)                                  the Parties shall execute written instructions instructing the Escrow Agent to disburse the Deposit, and all interest accrued thereon, to Seller;

(h)                                 Buyer shall cause the Cash Consideration less the Deposit to be paid by wire transfer of immediately available funds to the account(s) designated by Seller in writing;

(i)                                     Parent shall cause a book entry representing the Stock Consideration and, if applicable, the Additional Stock Consideration, to be made in favor of Seller;

(j)                                    Parent shall deliver a supplemental listing application, duly executed by Parent and NYSE, authorizing, subject to official notice of issuance, the listing of the Stock Consideration and, if applicable, the Additional Stock Consideration;

(k)                                 each Person listed on Schedule 8.1(i) shall deliver Pay-Off Letters to Buyer;

(l)                                     Seller shall deliver, or cause to be delivered, a recordable form of release of any pledges, mortgages, financing statements, fixture filings and security agreements, if any, affecting the Assets;

(m)                             Parent shall execute and deliver to Seller the Registration Rights Agreement; and

(n)                                 the Parties shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1                        Post-Closing Adjustments.

(a)                                 Final Settlement Statement.  As soon as practicable after Closing, but in no event later than one hundred twenty (120) days after Closing, Seller will cause to be prepared and delivered to Buyer, in accordance with customary industry accounting practices, a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in accordance with Section 2.3 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”).  Seller shall provide Buyer with such data and information as Buyer may reasonably request supporting the amounts reflected on the Final Settlement Statement.  As soon as practicable after receipt of the Final Settlement Statement but in no event later than thirty (30) days after receipt of such statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement together with such data and information supporting Buyer’s proposed changes.  The Parties shall attempt to reach agreement with respect to the changes proposed by Buyer, if any, no later than sixty (60) days after Buyer’s receipt of Seller’s proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established is the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay the additional amount to Buyer by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.

(b)                                 Dispute Resolution.  If the Parties are unable to resolve a dispute as to the Final Settlement Statement within sixty (60) days after Seller’s receipt of Buyer’s proposed changes to the Final Settlement Statement, either Party may refer the remaining matters in dispute to EKS&H or any other regionally-recognized independent accounting firm as may be mutually accepted by the Parties for review and final determination (the “Agreed Accounting Firm”).  The Agreed Accounting Firm shall be directed to (i) review the Final Settlement Statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to matters identified by Buyer in its written report containing changes to the Final Settlement Statement that remain disputed and (ii) determine the final adjustments.  Each Party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such Party or its Affiliates (and such Parties’ independent public accountants).  The Parties shall, and shall cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including making available books, records and, as available, personnel as reasonably required.  The Agreed Accounting Firm shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 13.1.  The Agreed Accounting Firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof.  In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm shall not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Purchase Price more than the decrease proposed by Buyer, as applicable, and may not award damages or penalties to either Party with respect to any matter.  The Parties shall each bear its own legal fees and other costs of presenting its case.  Each Party shall bear one-half of the costs and expenses of the Agreed Accounting Firm.  Within ten (10) business days after the date on which the Parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Buyer shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Amount or (y) Seller shall pay to Buyer the amount by which the Closing Amount exceeds the Final Purchase Price, as applicable.

13.2                        Records.  Seller shall make the Records or copies of the Records available for pick-up by Buyer (at Buyer’s sole cost and expense) at Closing to the extent possible, but in any event within seven (7) days after Closing.  Seller may retain copies of the Records.  Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention for a minimum of four (4) years following the Closing Date.  Upon Seller’s request, Buyer shall provide Seller with copies of the Records (at Seller’s sole cost and expense) during such four (4) year period following the Closing Date.

13.3                        Further Assurances.  From time to time after Closing, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction, including assurances that the Parties are financially capable of performing any indemnification required hereunder.

13.4                        Suspense Accounts and Division of Interest.  Within five (5) business days of Closing, Seller will provide to Buyer (a) information regarding all proceeds of production held in suspense by Seller (the “Suspense Amounts”) as of the Closing and (b) Seller’s division of interest and all supporting documentation regarding those royalty owners, overriding royalty owners, working interest owners or other owners for whom Seller disburses proceeds of production.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1                        Buyer’s Assumption of Liabilities and Obligations.  Upon Closing, subject to the adjustments to the Purchase Price for purposes of calculating the Closing Amount or the Final Purchase Price under Section 2.3, and except for the Retained Liabilities and without limiting Buyer’s rights to indemnity under this Article 14, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Losses, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligation or Loss arose prior to, at or after the Effective Time, including obligations and Losses relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 2.3), (c) plug, abandon and decommission all Wells located on the Lands and reclaim all well sites located on the Lands, (d) subject to Seller’s obligations under Article 5, clean up, restore and/or Remediate the premises covered by or related to the Assets in accordance with applicable Contracts and Laws, (e) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Material Agreements, or as required by any Law, and (f) subject to Article 5, bear all Losses relating to Environmental Defects and Buyer’s Environmental Liabilities (all of said obligations and, subject to the exclusion below, herein being referred to as the “Assumed Liabilities”); provided that Buyer does not assume any obligations or Losses of Seller to the extent that they are Retained Liabilities or attributable to or arise out of the ownership, use or operation of the Excluded Assets.

14.2                        Seller’s Retention of Liabilities and Obligations.  Upon Closing, subject to the adjustments to the Purchase Price for purposes of calculating the Closing Amount or the Final Purchase Price under Section 2.3, Seller retains and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Losses, arising from, based upon, related to or associated with (a) Seller’s failure to properly, timely and legally pay, in accordance with the terms of any Lease and applicable Laws, all Burdens with respect to the Assets due by Seller and attributable to Seller’s ownership of the Assets prior to the Effective Time (other than for amounts held in suspense for which the Purchase Price was adjusted pursuant to Section 2.3); (b) bodily injury or wrongful death attributable to Seller’s operation of the Assets prior to the Closing Date; (c) Operating Expenses for which Seller is responsible pursuant to Section 2.3; (d) Seller Taxes; (e) with respect to the Assets, all obligations relating to the offsite disposal of Hazardous Substances by Seller from an Asset operated by Seller where Seller acted not in compliance with applicable Environmental Laws; and (f) employees of Seller and benefits inuring thereto (all of said obligations and Losses herein being referred to as the “Retained Liabilities”).

14.3                        Indemnification.  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, awards, judgments and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; EXCLUDING HOWEVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, DIMINUTION OF VALUE OF AN ASSET, LOSS OF PROFITS INCURRED BY A PARTY HERETO, EXCEPT TO THE EXTENT THE FOREGOING ARE INCURRED AS A RESULT OF THE INDEMNIFIED PARTY INDEMNIFYING A THIRD PARTY.

After Closing, the Parties shall indemnify each other as follows:

(a)                                 Seller’s Indemnification of Buyer.  Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless, Buyer, its Affiliates, and its and their respective officers, directors, employees, agents, stockholders, partners, members, managers, attorneys, consultants, advisors and representatives (“Buyer Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities, (ii) any breach by Seller of any of Seller’s representations or warranties hereunder (including those set forth in Section 5.2, but subject to Section 5.7), and (iii) any failure of Seller to perform Seller’s covenants hereunder.

(b)                                 Buyer’s Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its Affiliates, and its and their respective officers, directors, employees, agents, stockholders, partners, members, managers, attorneys, consultants, advisors and representatives (“Seller Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any breach by Buyer of any of Buyer’s representations or warranties hereunder, and (iii) any failure of Buyer to perform Buyer’s covenants hereunder.

(c)                                  Parent’s Indemnification of Seller.  Parent assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller’s Indemnified Parties from and against all Losses which arise directly or indirectly from or in connection with (i) any breach by Parent of any of Parent’s representations or warranties hereunder, and (ii) any failure of Parent to perform Parent’s covenants hereunder.

Notwithstanding anything in this Agreement to the contrary, the rights of any Party to indemnification under this Article 14 for breaches of the representations and warranties of any other Party shall not be limited by any knowledge that such Party may have acquired prior to Closing; provided that such Party is in compliance with Section 8.3(f).

14.4                        Limitations on Indemnities.

(a)                                 The indemnities in Section 14.3(a), Section 14.3(b) and Section 14.3(c) shall terminate as of the end of the Survival Period of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before end of the applicable Survival Period.

(b)                                 Notwithstanding anything to the contrary, in no event shall Seller have any liability for indemnification for breaches of representations and warranties under Section 14.3(a)(ii) (i) for any individual Loss related to Claims unless the amount with respect to such Loss exceeds $15,000, and (ii) until and unless the aggregate amount of the liability for Losses related to Claims for which Claim Notices are  delivered by Buyer exceeds two percent (2%) of the unadjusted Purchase Price (the “Aggregate Claim Deductible”), and then only to the extent such Losses exceed the Aggregate Claim Deductible.  The maximum liability of Seller for indemnification pursuant to Section 14.3(a)(ii) with respect to Losses suffered by Buyer or Parent shall not exceed twenty-five percent (25%) of the unadjusted Purchase Price (the “Indemnification Cap”), provided however, that any Claims relating to or arising out of a breach of the representations and warranties contained in Sections 6.1 through 6.5 shall be excluded from the Indemnification Cap.

(c)                                  In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Loss, liability, damage, cost, expense, claim, under more than one provision of this Agreement and the various documents delivered in connection with Closing, or for which an Indemnified Party received the benefits of an adjustment to the Purchase Price pursuant to any other provision of this Agreement.

(d)                                 For purposes of the indemnification obligations contained in this Article 14 only, when determining whether a breach or inaccuracy of a representation or warranty has occurred or when calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty, the references to materiality qualifications (or correlative terms) contained in such representation or warranty will be disregarded.

14.5                        Procedure.  The indemnifications contained in Section 14.3 shall be implemented as follows:

(a)                                 Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the applicable Survival Period and must state:  (i) to the extent reasonably possible the amount of each payment claimed by an Indemnified Party to be owing, (ii) to the extent reasonably possible the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established as provided in Section 14.4(c), whichever last occurs.

(b)                                 Information.  Within thirty (30) days (or such lesser time as is required to respond to such third party claim) after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party provided that the failure of the Indemnified Party to give written notice of a Claim as provided in this Section 14.6 shall not relieve the Indemnifying Party from its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party, which must be made within sixty (60) days after receipt of such notice and not thereafter, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its prior written consent.  If the Indemnifying Party elects to assume control, (i) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party, (ii) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party except for reasonable expenses incurred in connection with providing information or assistance to the Indemnifying Party as required by this Section 14.6, and (iii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses as provided for in this Section 14.6.  Before such election is made or in the absence of such an election, the Indemnified Party shall use its best efforts to defend any Claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense.  Before such election is made or in the absence of such election, the Indemnified Party may settle any Claim, legal action or other matter for which notice has been provided as required by Section 14.5(a), but only with the consent of the Indemnifying Party, which consent may not be unreasonably withheld.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.6                        No Insurance; Subrogation.  The indemnifications provided in this Article 14 shall not be construed as a form of insurance.  The Parties hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, the Parties shall obtain waiver of such subrogation from its respective insurers.

14.7                        Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.8                        Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Sections 3.5, 9.9, and 14.3, the special warranty of title set forth in the Conveyance, and any Title Indemnity Agreement entered into by the Parties contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement, the Conveyance or any closing certificate delivered at Closing in accordance with the terms of this Agreement.

14.9                        Tax Treatment of Indemnification Payments. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article 14 as an adjustment to the Purchase Price.

ARTICLE 15
MISCELLANEOUS

15.1                        Schedules.  The Schedules and Exhibits to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2                        Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer, Parent or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.3                        Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below and shall be delivered personally, or sent by bonded overnight courier or mailed by United States Express Mail or by certified or registered United States Mail with all postage fully prepaid or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation by the receiving Party) or sent by electronic mail (provided any such electronic mail is confirmed by written confirmation by the receiving Party), addressed to Seller, Buyer or Parent, as appropriate, at the address for such Person shown on Schedule 15.3 or at such other address as Seller, Buyer or Parent shall have theretofore designated by written notice delivered to the other Party pursuant hereto.  All notices shall be addressed as set forth on Schedule 15.3.

Any notice given in accordance with this Section 15.3, shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission, in each case, during normal business hours on a business day (or if delivered or transmitted after normal business hours on a business day or on a day other than a business day, then on the next business day), or upon actual receipt by the addressee during normal business hours on a business day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a business day or on a day other than a business day, then on the next business day). Seller, Buyer or Parent may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other in the manner provided in this Section 15.3.

15.4                        Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by both Parties.

15.5                        Assignment.  No Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Parties, which consent shall not be unreasonably withheld.  Any assignment of this Agreement shall not relieve the assigning party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

15.6                        Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.7                        Counterparts; Electronic and Fax Signatures.  This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Electronic and fax signatures shall be considered originals and binding.

15.8                        References and Interpretation.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this Section” and similar phrases refer only to the Sections or Sections hereof in which the phrase occurs.  The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.  “Business day” means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve System to be closed; and “day” without further qualification shall mean a calendar day.  “Affiliate” means, with respect to any person, any person that directly or indirectly Controls, is Controlled by or is under common control with such person.  “Control” means the ability to direct the management and policies of a person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.  “Knowledge” means the actual knowledge, after due inquiry, in the case of Seller, of David Lehman and Dominic Bazile and, in the case of Buyer, of William J. Cassidy and Anthony G. Buchanon.  The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

15.9                        Governing Law.  This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by the Laws of the State of Colorado, except for real property matters, which shall be construed in accordance with, and governed by the Laws of the State of Colorado.  Solely in the event a Party seeks to enforce an arbitration award made under Sections 4.5, 5.6, 13.1(b) or 15.15, each of the Parties hereby submits to the exclusive jurisdiction of any United States federal or Colorado state court sitting in Denver, Colorado.  Each of the Parties irrevocably waives, to the fullest extent not prohibited by Law, any objection that any of them may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

15.10                 Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

15.11                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

15.12                 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.13                 Survival of Warranties, Representations and Covenants.  The representations and warranties in Sections 6.1 through 6.5, Sections 7.1 through Section 7.4 and Section 7.7 shall survive indefinitely, subject to applicable statutes of limitation.  Subject to the foregoing, and except for the representation and warranty in Section 5.2(a) (which terminates on the date that is three (3) months after the Closing Date in accordance with Section 5.7) and the representations and warranties in the remainder of Section 5.2 (excluding Section 5.2(a)) (which terminate on the Closing Date in accordance with Section 5.7), all other representations and warranties contained in the Agreement shall terminate on the date that is twelve (12) months after the Closing Date.  Except as otherwise provided herein, the covenants, indemnities and agreements contained in the Agreement shall survive Closing, and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.  Each applicable survival period may be referred to as a “Survival Period.”

15.14                 No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

15.15                 Binding Arbitration.  Except as otherwise provided in this Agreement (including Sections 4.5, 5.6, and 13.1(b)), all disputes between the Parties relating to this Agreement shall be submitted to binding arbitration, to be conducted in accordance with the following provisions:

(a)                                 Within ten (10) days after written demand by any Party for arbitration, the Parties shall select by mutual agreement a single, independent arbitrator from a list of arbitrators provided by the Denver, Colorado office of JAG, provided however that the arbitrator shall not have performed professional services for any Party or any of their respective Affiliates during the previous five (5) years.  If the Parties cannot agree on the selection of an arbitrator, then an arbitrator shall be selected by JAG.

(b)                                 The arbitration shall be governed by Colorado Law but the specific procedure to be followed shall be determined by the arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Agreement.  It is the intent of the Parties that the arbitration be conducted as efficiently and inexpensively as possible, with only limited discovery as determined by the arbitrator without regard to the discovery permitted under the Colorado or Federal Rules of Civil Procedure.

(c)                                  The arbitration proceeding shall be held in Denver, Colorado and a hearing shall be held no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrator within thirty (30) days of the hearing.

(d)                                 At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that it determines to be appropriate.

(e)                                  Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made, and may include an award of reasonable attorneys’ fees, expert witness fees and other costs, if the arbitrator so determines.

(f)                                   The costs incurred in employing the arbitrator, including the arbitrator’s retention of any independent qualified experts, shall be borne 50% by Seller and 50% by Buyer.

(g)                                  The arbitrator’s award may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

15.16                 Change of Name.  As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer will eliminate the names “DJ Resources” and any variants thereof and any names of Seller’s Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, has no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.17                 Recording.  As soon as practicable after Closing but no later than thirty (30) days after Closing, Buyer will record the Conveyance in the appropriate counties and provide Seller with copies of all recorded or approved instruments.  Buyer shall be solely responsible for the filing and recording fees, expenses and taxes associated with recording the Conveyance.  The Conveyance is intended to convey all of the Assets being conveyed pursuant to this Agreement. Certain Assets or specific portions of the Assets that are leased from, or require the approval to transfer by, a Governmental Authority are conveyed under the Conveyance and also are described and covered by other separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such Governmental Authority, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance. Buyer will provide Seller with copies of recorded Conveyance within ten (10) days of receipt.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the Execution Date.

SELLER:

DJ RESOURCES, LLC

By:	/s/ David H. Lehman
Name:	David H. Lehman
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:

BONANZA CREEK ENERGY OPERATING COMPANY, LLC

By:	/s/ Marvin M. Chronister
Name:	Marvin M. Chronister
Title:	Interim President and Chief Executive Officer

PARENT:

BONANZA CREEK ENERGY, INC.

By:	/s/ Marvin M. Chronister
Name:	Marvin M. Chronister
Title:	Interim President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement